EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BY AND AMONG
RITE AID CORPORATION,
AFAE, LLC,

FRED’S, INC.
(solely for the purposes set forth in the Preamble)

AND
WALGREENS BOOTS ALLIANCE, INC.
(solely for the purposes set forth in the Preamble)
Dated as of December 19, 2016

DISCLOSURE SCHEDULES

2.01(l)	Intellectual Property
2.02(p)	Excluded Assets
2.07	Allocation of the Base Purchase Price
2.11	Prorations
3.02	No Conflict
3.04	Financial Information
3.06	Absence of Litigation
3.07	Compliance with Laws
3.11(a)	Employee Plans and Employee Benefits Matters
3.11(b)	Multiemployer Plans
3.11(f)	Collective Bargaining Agreements
3.12(a)	Owned Real Property
3.12(b)	Leased Real Property
3.13	Inventory: Liens and Permitted Liens
3.14	Environmental Matters
3.16(c)	Compliance with Health Care Legal Requirements
3.18	Sufficiency of Purchased Assets
5.01	Conduct of Business Prior to the Applicable Closing
5.05(e)	Pricing Methodology
5.15	License Agreements
5.16	Conversion of Stores
6.01(b)	Open Positions
6.01(j)(iv)	Multiemployer Plan Withdrawal Liability
7.01(b)	Governmental Approvals

EXHIBITS

Exhibit A	Definitions
Exhibit B	Transaction Accounting Principles
Exhibit C	Form of Transition Services Agreement
Exhibit D-1	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D-2	Form of Subsequent Closing Bill of Sale, Assignment and Assumption Agreement
Exhibit E	Inventory Procedures
Exhibit F	Form of Transitional Trademark License Agreement
Exhibit G	Form of Trademark Assignment Agreement

SCHEDULES

Schedule 2.10(b)	Form of Physical Inventory Valuation Report
Schedule A	Inventory Valuation Process Example
Schedule B	Duplicate IT System Exceptions

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 19, 2016, is by and among RITE AID CORPORATION, a Delaware corporation (“Seller”), WALGREENS BOOTS ALLIANCE, INC., a Delaware corporation (“Parent”) (solely for purposes of Section 2.06, Section 2.09 through Section 2.12, Section 5.03 through Section 5.06, Section 5.08, Section 5.11 through Section 5.19, Section 9.09, Article VIII and Article X), AFAE, LLC, a Tennessee limited liability company (“Buyer”), and FRED’S, INC., a Tennessee corporation (“Fred’s”) (solely for purposes of Section 4.07, Section 5.05, Section 5.12, Section 9.10 and Article X).
PRELIMINARY STATEMENTS
A.    The United States Federal Trade Commission (“FTC”) staff has raised the concern that the proposed acquisition (the “Rite Aid Acquisition”) of Seller by Parent is likely to produce anti-competitive effects in the alleged relevant product markets in various geographic areas in the United States, which would not be in the public interest, including, but not limited to, by eliminating competition between Parent and Seller.

B.    Whereas in order to resolve the concerns raised by FTC Staff in the alleged product markets and geographic areas, Parent and Seller have agreed to enter into an agreement to divest certain assets related to these products with Buyer, to permit Buyer to replace lost competition by itself marketing and selling the products referred to above into the respective alleged markets.

C.    If this Agreement is approved by the FTC, the FTC will issue a Proposed Consent Order governing the scope, nature and extent and requirements of this Agreement.

D.    Following the Rite Aid Closing, Seller wishes to sell, or to cause to be sold, to Buyer, and Buyer wishes to purchase from Seller certain of the assets of Seller and its Affiliates, all on the terms and subject to the conditions set forth herein. In addition, Buyer wishes to assume, and Seller wishes to have Buyer assume, certain Liabilities of Seller and its Affiliates, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II
PURCHASE AND SALE
Section 2.01.    Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date), Seller shall, and shall cause its Affiliates to sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller and, as applicable, its Affiliates, free and clear of all Liens (except for Permitted Liens) all right, title and interest of Seller and its Affiliates, in, to and under the following assets to the extent exclusively relating to any Acquired Store or the Distribution Center (collectively, the “Purchased Assets”):
(a)    all Inventory and supplies of Seller and its Affiliates;
(b)    to the extent transferable, the Permits held by Seller and its Affiliates;
(c)    the Owned Real Property;
(d)    the Acquired Leases, and all subleases, licenses or concessions thereunder, including the right to all security deposits and other amounts and instruments deposited by, on behalf of, or for the benefit of, Seller or its Affiliates thereunder with respect to which Seller or any of its Affiliates is a party;
(e)    the machinery, equipment, vehicles, furniture, shelving, safes (with combinations and keys), and other personal property owned by Seller or any of its Subsidiaries, and all leases relating to the foregoing;
(f)    all of Seller’s or one of its Subsidiary’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Acquired Stores or the Distribution Center arising out of events or transactions occurring, or facts or circumstances existing, prior to the Closing Date (or the applicable Subsequent Closing Date or the Distribution Center Closing, as applicable);
(g)    (i) all books and records (including all data and other information stored on discs, tapes or other media) of Seller or any of its Subsidiaries relating to the assets, properties, business and operations of the Acquired Stores and the Distribution Center (but excluding (A) all personnel files other than as set forth below, and (B) all Tax Returns not relating solely to the Acquired Stores), and (ii) any and all medical records, billing records, prescriptions, prescription files and records, pharmacy customer lists, signature logs and patient profiles (the information in this clause (ii), collectively, “Seller Rx Data”) relating to customers of the Acquired Stores (which shall in any event include no less than twenty four (24) months for any Seller Rx Data of customers of the Acquired Stores maintained electronically or in hard copy, or for such longer period of time to the extent required by applicable Law and stored in the Duplicate IT System and electronically available if not on the Duplicate IT System); provided, that, the “Purchased Assets” shall include, to the extent available, personnel records limited to employment applications and hiring paperwork, compensation records, and the 2015 and 2016 overall annual performance reviews and ratings pertaining to Transferred Employees employed in the position of District Manager, Pharmacy District Manager, Human Resources District Manager, Asset Protection District Manager, Regional Vice President, Regional Pharmacy Vice President, Senior Human Resources Manager, or Regional Asset Protection Director; provided, further, however, that as a condition of transferring such records, (i) each subject Transferred Employee shall, to the extent required by applicable Law with respect to Transferred Employee, provide written consent for the transfer and shall waive all claims against Seller and any of its Affiliates related to the contents or the transfer of such records, (ii) the Buyer shall acknowledge that the Seller and its Affiliates make no representations or warranties regarding the accuracy or completeness of such records and agree that it shall base no employment decisions on the records provided, and (iii) Buyer shall indemnify and hold the Seller Indemnified Parties harmless with respect to any claim or Loss related to Buyer’s receipt or use of the records transferred in accordance herewith;
(h)    the CBAs applicable to employees of the Acquired Stores and the Distribution Center;
(i)    any cash and cash equivalents in the registers of any Acquired Stores as of the close of business on the Business Day immediately preceding the Closing Date (or the applicable Subsequent Closing Date) (the “Purchased Cash”);
(j)    all guarantees and warranties related to the Purchased Assets;
(k)    the right to use all telephone numbers and facsimile numbers;
(l)    the Intellectual Property set forth on Section 2.01(l) of the Disclosure Schedules; and
(m)    to the extent transferable, the historical customer data related to the Seller’s Wellness+ program (and to the extent not transferable, Seller shall provide Buyer access to such customer data (to the extent reasonably practicable and permissible)).
Section 2.02.    Excluded Assets. Notwithstanding the provisions of Section 2.01, the Purchased Assets shall not include any assets of Seller or any of its Affiliates other than the Purchased Assets, including the following (collectively, the “Excluded Assets”):
(a)    all notes and accounts receivable generated;
(b)    any cash, bank deposits and cash equivalents of Seller, other than the Purchased Cash;
(c)    all Contracts of insurance (“Insurance Arrangements”);
(d)    all corporate minute books and stock transfer books and the corporate seal of Seller or its Affiliates, other than the books and records contemplated by Section 2.01(g);
(e)    all equity interests in any joint venture or equity interests in any other Person held by Seller or any of its Affiliates;

(f)    all assets arising out of or relating to employee benefits or employee benefit or compensation plans, programs, agreements or arrangements maintained or contributed to (or formerly maintained or contributed to) by Seller or its Affiliates (“Benefits Arrangements”), except as expressly set forth in Section 6.01;
(g)    all personnel files and records, other than those expressly included in accordance with Section 2.01(g) and the provisos stated therein;
(h)    all refunds of any Tax for which Seller is liable pursuant to Section 5.07;
(i)    all Tax Returns of Seller or its Affiliates not relating solely to the Acquired Stores;
(j)    except as expressly set forth in Section 2.01, any Contract to which Seller or any of its Affiliates is a party;
(k)    except as expressly set forth in Section 2.01(l), the Intellectual Property used or owned by Seller or any of its Affiliates;
(l)    the Software and information technology systems used or owned by Seller or any of its Affiliates;
(m)    any of the machinery, equipment, vehicles, furniture and other personal property leased by Seller or any of its Affiliates under a Contract;
(n)    all pin-pad credit card readers;
(o)    all assets related to the “RediClinic” in-store clinics and any equity interests owned by Seller and its Affiliates of the entity or entities that own such assets; and
(p)    the assets set forth on Section 2.02(p) of the Disclosure Schedules.
Section 2.03.    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer hereby agrees, effective at the time of the Closing (or the applicable Subsequent Closing or Distribution Center Closing), to assume, pay, discharge and perform as required solely under the following Liabilities to the extent exclusively relating to the Acquired Stores or Distribution Center, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished, as the same shall exist on and after the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date) (the “Assumed Liabilities”):
(a)    all Liabilities of Seller or any of its Affiliates to be paid or performed after the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date) under the Acquired Leases;
(b)    any Liabilities in respect of Taxes for which Buyer is liable pursuant to Section 5.07;

(c)    except as contemplated by Sections 2.04(f), 2.04(h) and 2.04(i), all Liabilities of Seller or any of its Affiliates to be paid or performed after the Closing Date (or the applicable Subsequent Closing Date) under the CBAs applicable to employees of the Acquired Stores, which shall be assumed in accordance with their terms, including Liabilities related to or arising out of any Multiemployer Plan to which Seller or any of Seller’s Affiliates contribute as of the Closing Date (or the applicable Subsequent Closing Date); and
(d)    all Liabilities relating to Business Employees to the extent arising after and relating to any period of employment with Buyer or any of its Affiliates after the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date).
Section 2.04.    Excluded Liabilities. The Buyer is not assuming or agreeing to pay or discharge any Liabilities other than the Assumed Liabilities and all such other Liabilities of Seller and its Affiliates, including the following shall be referred to as “Excluded Liabilities”:
(a)    any Liabilities in respect of Taxes for which Seller or its Affiliates is liable pursuant to Section 5.07;
(b)    any payables and other liabilities or obligations of Seller or its Affiliates with respect to the Acquired Stores owed to any other business unit of Seller or any of Seller’s Affiliates;
(c)    any Company Expenses;
(d)    any indebtedness of Seller or its Affiliates;
(e)    any Liabilities in respect of any Excluded Assets;
(f)    except as may be otherwise specifically provided in Section 6.01, all Liabilities arising out of or relating to employee benefits, deferred compensation, pension or retirement plans, or other programs, policies, procedures or other arrangements of any type or description, including for this purpose any benefits provided or available to former employees, dependents of employees or former employees, independent contractors or any other person, which are maintained or contributed to (or formerly maintained or contributed to) by Seller or any Affiliate or former Affiliate of Seller, or to which Seller or its Affiliates or former Affiliates has or formerly had any obligation to contribute or provide benefits, however maintained, funded or sponsored, whether or not legally binding or subject to ERISA, whether providing individual or a group coverage, and whether written or unwritten, funded or unfunded, insured or self-insured, including: (i) all Liabilities arising under the Benefits Arrangements (other than any Multiemployer Plan), (ii) all Liabilities under Title IV of ERISA (other than any Liability with respect to a Multiemployer Plan), (iii) all Liabilities with respect to compensation, bonuses and commissions owed to any current or former Business Employees that are payable with respect to services performed by such individuals prior to their termination of employment or service with Seller or Seller’s Affiliates, (iv) all Liabilities arising out of or relating to any claims by any current or former Business Employees with respect to any personal injuries, including workers’ compensation or disability, allegedly arising during their employment or engagement by Seller or Seller’s Affiliates, regardless of when any such claim is made or asserted, (v) all Liabilities arising from the Seller's breach of its CBAs applicable to employees of the Acquired Stores and the Distribution Center, (vi) any Liabilities arising out of or relating to any pension plan other than a Multiemployer Plan, including but not limited to the Rite Aid of New York Pension Plan and the Rite Aid Defined Benefit Pension Plan, (vii) any Liabilities relating to personal holidays or other vacation leave accrued by employees of the Acquired Stores and the Distribution Center prior to the applicable Employment Start Date, and (viii) all other Liabilities for which Seller is responsible pursuant to Section 6.01;
(g)    any Liabilities or obligations in connection with any Business Employees who are not Transferred Employees (including any liabilities arising under the WARN Act and any similar state or local law, provided Buyer has offered employment to such Business Employees in accordance with Section 6.01);
(h)    except as otherwise specifically provided in Section 6.01(a) or (b), any Liabilities (i) in connection with the Transferred Employees to the extent arising before, and relating to any period of employment with Seller at any time on or prior to, the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date) or (ii) related to current or former employees of Seller or any of its Affiliates who are not Transferred Employees; and
(i)    any Liabilities arising out of (i) any Action related to or arising out of any occurrence or event happening prior to the Closing (or each Subsequent Closing Date or Distribution Center Closing Date, as applicable), (ii) any matter disclosed on Schedule 3.06 of the Disclosure Schedules or (iii) any matter disclosed on Schedule 3.14 of the Disclosure Schedules.
Section 2.05.    Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Acquired Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of any applicable third party (including any Governmental Authority), would constitute a breach or other contravention thereof, a violation of Law or would in any way adversely affect the rights of Buyer (as assignee of Seller) or Seller (as applicable). Subject to Section 5.05(c), Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If, on the Closing Date (or the applicable Subsequent Closing Date), any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective, a violation of Law or would adversely affect the rights of Buyer (as assignee of Seller) thereto or thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will, subject to Section 5.05(c), cooperate in a mutually agreeable arrangement under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the Purchased Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce, for the benefit of Buyer, and at the expense of Buyer, any and all of its rights against a third party thereto (including any Governmental Authority) associated with such Purchased Asset, claim, right or benefit (collectively, “Third Party Rights”), and Seller would promptly pay to Buyer when received all monies received by them under any Purchased Asset or any claim or right or any benefit arising thereunder. To the extent that (i) any Acquired Leases cannot be assigned or transferred to Buyer as set forth in this Section 2.05 and (ii) Seller subleases such Acquired Leases to Buyer, Buyer and Seller will enter into individual subleases for each of such Acquired Leases (as opposed to a “master” sublease covering all such Acquired Leases).
Section 2.06.    Closing.
(a)    Subject to Section 2.06(b) and Section 2.06(c), on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02 (other than such conditions which, by their nature, are to be satisfied at Closing), or on such other date as Seller and Buyer may mutually agree in writing, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement with respect to which such conditions have been satisfied or waived as of such date shall take place at a closing (the “Closing”) that will be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, or such other place as Seller and Buyer may agree in writing or remotely via the exchange of executed documents or closing deliverables (the date on which the Closing takes place being the “Closing Date”).
(b)    Buyer and Seller will consummate the sale and purchase of any Purchased Assets and the assumption of any Assumed Liabilities (other than the Purchased Assets and Assumed Liabilities that were transferred on the Closing Date or any other Subsequent Closing Date) (each, a “Subsequent Closing”) on the second (2nd) Business Day following (i) receipt by Buyer of a certificate of Seller signed by a duly authorized representative of Seller, with respect to the Acquired Stores to be transferred at such Subsequent Closing, certifying that (A) the representations and warranties contained in the first sentence of Section 3.05, Section 3.09, the second and third sentences of Section 3.13, the final sentence of Section 3.15 and the final sentence of Section 3.18, are true and correct in all respects as of such Subsequent Closing as if made on the applicable Subsequent Closing Date, except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, have not had a Material Adverse Effect and (B) the covenants contained in the first sentence of Section 5.01 (with respect to Inventory and prescriptions) and Section 5.01(f) of this Agreement have been complied with in all material respects, (ii) the satisfaction or waiver of (A) the conditions set forth in Section 7.01(b) and Section 7.02(b) and (B) the condition that Parent shall have (1) tested the Duplicate IT System with respect to the Acquired Stores to be transferred at such Subsequent Closing using the Developed Testing Procedures and (2) based upon such test certified to Buyer as to the operational readiness of the Duplicate IT System by having delivered to Buyer an Operational Duplicate IT System Certificate, in each case applicable to the Acquired Stores to be transferred at such Subsequent Closing and (iii) the delivery to Buyer of the Inventory Statement and the report specified in Section 2.10(b)(ii) (the “Subsequent Closing Conditions”), pursuant to the terms and conditions of this Agreement. The date on which a Subsequent Closing occurs is hereinafter referred to as the “Subsequent Closing Date”; provided, however, that the sale and purchase of the Distribution Center and the assets therein to the extent Purchased Assets (the “Distribution Center Closing”) shall occur on the last day of the Transition Period (as defined in the Transition Service Agreement) or such earlier date as mutually agreed by the parties (such date, the “Distribution Center Closing Date”), subject to receipt by Buyer of a certificate of Seller signed by a duly authorized representative of Seller, with respect to the Distribution Center, certifying that the representations and warranties contained in Section 3.09 are true and correct in all respects as of the Distribution Center Closing as if made on the Distribution Center Closing Date, except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, have not had a Material Adverse Effect. Upon the request of Parent, Buyer will provide commercially reasonable transition services related or arising out of the assets related to the Distribution Center pursuant to an agreement to be mutually agreed upon in good faith by the parties prior to the Distribution Center Closing Date.
(c)    Notwithstanding anything herein to the contrary, in no event shall the parties consummate the Closing or a Subsequent Closing, except as otherwise agreed upon by Buyer and Seller, with respect to less than fifty (50) Acquired Stores (other than the final Subsequent Closing) or more than seventy-five (75) Acquired Stores (it being acknowledged and agreed that in the event that the Subsequent Closing Conditions have been satisfied or waived with respect to less than fifty (50) Acquired Stores, the parties shall consummate the Subsequent Closing with respect to such Acquired Stores on the second Business Day following the satisfaction or waiver of the Subsequent Closing Conditions with respect to fifty (50) or more Acquired Stores which have not yet been conveyed to Buyer, or, in the case of the final Subsequent Closing, any remaining Acquired Stores that have not previously been conveyed to Buyer).
Section 2.07.    Purchase Price.
(a)    The aggregate cash “Purchase Price” for the Purchased Assets shall be an amount in cash equal to (i) $950,000,000 (the “Base Purchase Price”) plus the assumption of the Assumed Liabilities. Section 2.07 of the Disclosure Schedules shall set forth an allocation of the Base Purchase Price among each of the Acquired Stores and the Distribution Center for purposes of Section 2.06(b) and Section 2.07(a).
(b)    Within sixty (60) days following each Subsequent Closing Date and the Distribution Center Closing Date, Seller and Buyer shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Purchase Price (taking into account, for purposes of this Section 2.07(b), any other consideration paid to Seller, including any adjustment and the Assumed Liabilities) among the Purchased Assets (including the Distribution Center). The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Seller and Buyer each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party. Seller and Buyer shall file IRS Form 8594, and all Tax Returns consistent with the Allocation

Schedule. Buyer and Seller each agrees to provide the other promptly with any information required to complete Form 8594.
Section 2.08.    Deliveries by Seller.
(a)    At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)    a certificate, dated as of the Closing Date, executed by Seller confirming the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(f);
(ii)    a certification of non-foreign status, for purposes of Section 897 and 1445 of the Code;
(iii)    duly executed counterparts by Seller or any Affiliate of Seller to each of the Ancillary Agreements applicable to the Closing; and
(iv)    an Operational Duplicate IT System Certificate, executed by Parent, dated as of the Closing Date.
(b)    At each Subsequent Closing and at the Distribution Center Closing, as applicable, Seller shall deliver or cause to be delivered to Buyer:
(i)    a certificate, dated as of each Subsequent Closing Date or Distribution Center Closing Date, as applicable, executed by Seller regarding the accuracy of the matters set forth in Section 7.02(a) where, for purposes of this Section 2.08(b)(i), each reference therein to “Closing Date” in Section 7.02(a) shall be deemed to be such Subsequent Closing Date or Distribution Center Closing Date, as applicable, with any exceptions to Section 7.02(a) being noted therein (each such exception, a “Bring-Down Exception”), which such certificate is provided for indemnification purposes only (without giving effect to any Bring-Down Exceptions, as noted below) and solely with respect to the Acquired Stores or Distribution Center to be transferred at such Subsequent Closing and the Distribution Center Closing (as applicable); provided, however, that it is expressly acknowledged and agreed that the inclusion of any Bring-Down Exception shall not be deemed to amend, modify or supplement any Disclosure Schedule for indemnification purposes or in any other way limit or otherwise affect any remedies available to Buyer or any other Buyer Indemnified Party under this Agreement;
(ii)    an Operational Duplicate IT System Certificate, dated as of each Subsequent Closing Date, executed by Parent with respect to the Acquired Stores to be transferred at such Subsequent Closing;
(iii)    a certification of non-foreign status, for purposes of Section 897 and 1445 of the Code; and

(iv)    duly executed counterparts by Seller or any Affiliate of Seller to each of the Ancillary Agreements applicable to such Subsequent Closing and the Distribution Center Closing.
Section 2.09.    Deliveries by Buyer.
(a)    At the Closing, Buyer shall deliver to Parent:
(i)    an amount of cash equal to the portion of the Purchase Price with respect to the Acquired Stores to be transferred at Closing as contemplated by Section 2.07 of the Disclosure Schedules, by wire transfer in immediately available funds, to an account or accounts as directed by Seller;
(ii)    a receipt for the Purchased Assets transferred at the Closing;
(iii)    duly executed counterparts by Buyer to each of the Ancillary Agreements applicable to the Closing; and
(iv)    a certificate, dated as of the Closing Date, executed by Buyer confirming the satisfaction of the conditions specified in Section 7.01(a).
(b)    At each Subsequent Closing and the Distribution Center Closing, as applicable, Buyer shall deliver to Parent:
(i)    an amount of cash equal to the portion of the Purchase Price with respect to the Acquired Stores to be transferred at such Subsequent Closing, and the Distribution Center to be transferred at the Distribution Center Closing, in each case, as contemplated by Section 2.07 of the Disclosure Schedules, by wire transfer in immediately available funds, to an account or accounts as directed by Seller;
(ii)    a receipt for the Purchased Assets transferred at the applicable Subsequent Closing and Distribution Center Closing; and
(iii)    duly executed counterparts by Buyer to each of the Ancillary Agreements applicable to such Subsequent Closing and Distribution Center Closing.
Section 2.10.    Inventory Valuation.
(a)    An Inventory Amount with respect to the Closing, a Subsequent Closing or a Distribution Center Closing shall be calculated as follows:
(i)    The parties shall commission WIS International or another mutually acceptable inventory valuation firm (the “Inventory Service”) to conduct a physical inventory (with a representative of each of Parent and Buyer present thereat in order to observe such Inventory Audit) at certain Acquired

Stores to be inventoried at the Closing or such Subsequent Closing (which shall be such Acquired Stores as are mutually agreed in good faith by Parent and Buyer prior to the Closing Date (or the applicable Subsequent Closing Date)) (such Acquired Stores so sampled are collectively referred to as the “Sampled Locations”), as described herein (each, an “Inventory Audit”). The Inventory Service shall also conduct a physical inventory (with a representative of each of Parent and Buyer present thereat in order to observe such Inventory Audit) at the Distribution Center prior to the Distribution Center Closing Date. The Inventory Audits shall be performed within the ten (10) days prior to the Closing Date or applicable Subsequent Closing Date or Distribution Center Closing Date. The Inventory Audits will be performed as of the close of business at each selected location on the date of its Inventory Audit. In the case of a 24-hour store, the Inventory Audit will be performed as of 11:59 PM store time. The Inventory Audits will be performed in accordance with the inventory count and valuation procedures set forth on Exhibit E attached hereto (the “Inventory Procedures”). The fees and expenses of the Inventory Service shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Inventory Service shall conduct a physical inventory of at least 20% of the aggregate number of Acquired Stores being transferred at the Closing and any applicable Subsequent Closing.
(ii)    The Inventory Service will calculate the aggregate count of Inventory counted by it at each Sampled Location with respect to the Closing or the applicable Subsequent Closing and applicable Inventory in the Distribution Center with respect to the Distribution Center Closing in accordance with the Inventory Procedures (such count with respect to each Sampled Location and the Distribution Center, the “Retail Inventory Value”). If the Book to Physical Adjustment Ratio with respect to the Sampled Locations with respect to the Closing or the applicable Subsequent Closing is greater than or equal to 5% (based on a physical inventory valuation report), the Inventory Service will conduct an Inventory Audit (an “Additional Inventory Audit”) of an additional number of Acquired Stores selected by Parent and confirmed by Buyer (each such additional Acquired Store thereafter deemed to be a Sampled Location for purposes of this Section 2.10). The Inventory Service shall conduct an Additional Inventory Audit of that number of Acquired Stores being transferred at the Closing and any applicable Subsequent Closing as may be mutually agreed by Buyer and Parent.
(b)    At the conclusion of each Inventory Audit and Additional Inventory Audit, (i) the Inventory Service shall provide each of Parent, Buyer and Buyer’s financing sources with a physical inventory valuation report in the form attached hereto as Schedule 2.10(b) setting forth the Inventory Amount with respect to the Acquired Stores and Distribution Center to be transferred as of the Closing Date, applicable Subsequent Closing Date or Distribution Center Closing Date (each, an “Inventory Statement”), which such report shall be signed by each of Buyer and Parent and (ii) the Inventory Service shall provide each of Parent and Buyer prior to each of the Closing, each Subsequent Closing and to the extent applicable to the Inventory to be transferred thereat, the Distribution Center Closing, a report as to the retail and cost value of the applicable Inventory to be transferred as of such date (including in each case shown by front end, pharmacy, cigarettes and liquor) and prescription volume, in each case as of the most recent month ended prior to such date in form and substance consistent with Seller’s past practice.
Section 2.11.    Prorations.
(a)    As of the Closing Date, each Subsequent Closing Date and the Distribution Center Closing Date (as applicable) all items set forth on Section 2.11 of the Disclosure Schedules shall be prorated as of the Closing, such Subsequent Closing or Distribution Center Closing (collectively, the “Prorated Charges”). Whenever possible, such prorations shall be based on actual, current payments by Seller or its Affiliates and to the extent such actual amounts are not available, such prorations shall be estimated as of the Closing, such Subsequent Closing and Distribution Center Closing (as applicable) based on actual amounts for the most recent comparable billing period. When the actual amounts become known, such prorations shall be recalculated by Buyer and Parent, and Buyer or Parent, as the case may be, promptly (but not later than ten (10) Business Days after notice of payment due) shall make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and Parent.
(b)    Percentage rent payable under each Acquired Lease shall be prorated at the end of the current lease year for each Acquired Lease in accordance with the terms of the applicable Acquired Lease, and otherwise the percentage rent payable, if any, shall be paid by Buyer when due and Seller shall promptly reimburse Buyer a portion thereof determined by multiplying (A) a fraction, the numerator of which is the amount of Seller’s or its Affiliates’ gross annual sales at such Acquired Store from the first day of such lease year to (and excluding) the Closing Date or the applicable Subsequent Closing Date (as applicable), and the denominator of which is the sum of Buyer’s and its Affiliates’ and Seller’s and its Affiliates’ gross annual sales at such Acquired Store for the entire lease year, times (B) the amount of percentage rent actually due under the Acquired Lease for such Acquired Store. Seller, upon the request of Buyer, shall promptly provide Buyer with such information as Buyer shall be required to submit to landlords under the Acquired Leases in connection with the payment of percentage rent with respect to the Acquired Stores.
(c)    Buyer and Parent shall cooperate in good faith to resolve any dispute with respect to prorations. In the event Buyer and Parent are unable to resolve such dispute within twenty (20) Business Days after the date such dispute arose, Buyer and Parent shall submit the items remaining for resolution in writing, together with such written evidence as Buyer or Parent may elect to include, to an Independent Accounting Firm. The Independent Accounting Firm shall, within twenty (20) Business Days of such submission, resolve any differences between Buyer and Parent and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon each of the parties. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Parent.

Section 2.12.    Purchased Cash; Aggregate Inventory Amount Adjustment.
(a)    No later than three (3) Business Days following the Closing Date, Buyer shall deliver to Parent an amount of cash equal to the Purchased Cash with respect to the Acquired Stores transferred on the Closing Date, with a receipt related thereto. No later than three (3) Business Days following each such Subsequent Closing Date, Buyer shall deliver to Parent an amount of cash equal to the Purchased Cash with respect to the Acquired Stores transferred on such Subsequent Closing, together with a receipt related thereto.
(b)    No later than three (3) Business Days following the final Subsequent Closing Date, either (i) Buyer shall deliver to Parent an amount of cash equal to amount, if any, by which the Aggregate Inventory Amount is greater than $663,000,000 or (ii) Seller shall deliver to Buyer an amount, if any, by which the Aggregate Inventory Amount is less than $637,000,000. Schedule A sets forth an illustrative example of the inventory valuation process, for reference purposes only.
(c)    No later than three (3) Business Days following the Distribution Center Closing Date, either (i) Buyer shall deliver to Parent an amount of cash equal to amount, if any, by which the Distribution Center Inventory Amount is greater than $25,000,000 or (ii) Seller shall deliver to Buyer an amount, if any, by which the Distribution Center Inventory Amount is less than $20,000,000.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, except as set forth in the applicable subsection of the Disclosure Schedule (or deemed disclosed with respect to a particular subsection of this ARTICLE III pursuant to Section 10.10 hereof):
Section 3.01.    Incorporation, Qualification and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under the Transaction Agreements to which it is a party. Seller has the corporate power and authority to operate its business with respect to the Purchased Assets as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Purchased Assets, except for jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The execution and delivery by Seller of the Transaction Agreements to which it is a party and the consummation by Seller of the transactions contemplated by, and the performance by Seller of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and upon execution and delivery the other Ancillary Agreements to which it is a party will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and upon execution and delivery, the other Ancillary Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.02.    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained or taken or as otherwise provided in this ARTICLE III and except as may result from any facts or circumstances relating to Buyer or its Affiliates or except as set forth on Section 3.02 of the Disclosure Schedules, the execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller or the Purchased Assets or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any of the Purchased Assets, or result in the creation of any Lien (other than a Permitted Lien) on any of the Purchased Assets pursuant to any Contract or Material Permit to which Seller (with respect to the Purchased Assets) is a party or by which any Purchased Asset is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as have not had and would not reasonably be expected to have a Material Adverse Effect or would not materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.
Section 3.03.    Consents and Approvals. The execution and delivery by Seller of the Transaction Agreements do not, and the performance by Seller of, and the consummation by Seller of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or materially delay the consummation by Seller of the transactions contemplated by, or the performance by Seller of any of their material obligations under, the Transaction Agreements, (b) as may be necessary as a result of any facts or circumstances relating to Buyer or its Affiliates or (c) in connection, or in compliance, with the Proposed Consent Order, the Rite Aid Consent Order, or other requests or requirements of the FTC or FTC Staff.
Section 3.04.    Financial Information. Section 3.04 of the Disclosure Schedules sets forth a statement of profits and losses with respect to each Acquired Store for the twelve-month period ended October 31, 2016 (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the applicable Acquired Store at their respective dates and for the periods covered by such statements, which are in conformity with the Transaction Accounting Principles applied consistently and are consistent with the historical accounting principles, practices, methodologies and policies of Seller or the Seller’s applicable Affiliates, subject to normal year-end adjustments. The Financial Statements have been derived from the financial books and records of Seller and the Seller’s applicable Affiliates. Neither Seller nor any of Seller’s Affiliate (with respect to the Acquired Stores) has received any written notification from its independent accountants that Seller or any of Seller’s Affiliate (with respect to the Acquired Stores) has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Seller, any Affiliate of Seller (with respect to the Acquired Stores) or any of their subsidiaries any material properties, assets, liabilities, revenues, expenses, equity accounts or other accounts with respect to the Acquired Stores, except as has not had and would not reasonably be expected to have a Material Adverse Effect.
Section 3.05.    Absence of Certain Changes or Events. Except as contemplated by this Agreement, since October 31, 2016 Seller has conducted business at the Acquired Stores and the Distribution Center in the ordinary course and there has not occurred any event that would materially impair or delay the ability of Seller to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements. Except as contemplated by this Agreement, since October 31, 2016, there has not occurred any event that has had or would reasonably be expected to have, a Material Adverse Effect.
Section 3.06.    Absence of Litigation. Except for the FTC’s review of the Rite Aid Acquisition and except as set forth on Section 3.06 of the Disclosure Schedule, as of the date of this Agreement there is no material Action pending or threatened in writing against Seller or any of its Affiliates (with respect to the Acquired Stores), at law or in equity or before any Governmental Authority, nor is there any material Action pending in which Seller or any of its Affiliates (with respect to the Acquired Stores) is the plaintiff or claimant, in each case, in respect of the Purchased Assets or the Assumed Liabilities. Except as set forth on Section 3.06 of the Disclosure Schedule, neither Seller nor any of Seller’s Affiliates (with respect to the Acquired Stores) is a party or subject to or in default under any material unsatisfied judgment, penalty, settlement or award applicable to the Acquired Stores or the Distribution Center.
Section 3.07.    Compliance with Laws. Except as set forth on Section 3.07 of the Disclosure Schedules, Seller and its Subsidiaries have not been since March 3, 2012, and are not in violation of, any Laws (other than any Environmental Laws, which are the subject of Section 3.14) or Governmental Orders applicable to the conduct of business at the Acquired Stores by it or by which any material Purchased Asset is bound or affected, except for violations the existence of which has not had and would not reasonably be expected to have, a Material Adverse Effect, and the Seller and its Subsidiaries have not received any written notice or, to the Knowledge of Seller, any other communication of any non-compliance with any such Laws, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08.    Governmental Licenses and Permits.
(a)    Seller holds all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, including Pharmacy Approvals that are necessary for the operation of business at the Acquired Stores and the Distribution Center as conducted on the date of this Agreement (“Permits”), except for those the absence of which has not had and would not reasonably be expected to have, a Material Adverse Effect (collectively, “Material Permits”).
(b)    During the 24 months immediately preceding the date of this Agreement, neither Seller nor any of Seller’s Affiliates (with respect to the Acquired Stores) has received written notice of any Action relating to the revocation or modification of any of the Material Permits. As of the date of this Agreement, no outstanding material violations are or have been recorded in respect of any of the Material Permits.
Section 3.09.    Title to the Purchased Assets. Except for Liens created by or through Buyer or any of its Affiliates, the Purchased Assets are owned by or otherwise will be made available as of the Closing (or the applicable Subsequent Closing or Distribution Center Closing) to Seller free and clear of all Liens (other than Permitted Liens) and Seller and its Affiliates will have good, valid and marketable title to all Purchased Assets.
Section 3.10.    Taxes. Seller has, in respect of the business conducted at the Acquired Stores and the Purchased Assets, timely filed all material Tax Returns required to be filed with the appropriate Tax authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and  all Taxes shown to be payable on such Tax Returns have been paid. All monies required to be withheld by Seller from employees of the Acquired Stores and the Distribution Center for income Taxes and social security and other payroll Taxes have been collected or withheld, and either paid to the respective Tax authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Acquired Stores and the Distribution Center.
Nothing in this Section 3.10 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 5.07 (relating to liability for Taxes). This Section 3.10 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to Taxes.
Section 3.11.    Employment and Employee Benefits Matters.
(a)    Section 3.11(a) of the Disclosure Schedules sets forth a list of all material employee benefit plans (within the meaning of Section 3(3) of ERISA) and all material retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by Seller or its respective Affiliates for the benefit of any employee of the Acquired Stores and the Distribution Center, other than governmental plans and Multiemployer Plans (the

“Employee Plans”). No Employee Plans are sponsored or maintained by the Acquired Stores. Seller has provided Buyer with true and correct copies of all Employee Plans set forth on Section 3.11(a) of the Disclosure Schedules.
(b)    No circumstance exists which would reasonably be expected to result in a material Liability to the Acquired Stores under ERISA other than Liabilities related to or arising out of any multiemployer plan (within the meaning of Section 3(37) of ERISA) subject to a CBA applicable to employees of the Acquired Stores (a “Multiemployer Plan”). Section 3.11(b) of the Disclosure Schedules sets forth a list of all Multiemployer Plans.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified (or an application for such a determination letter has been filed and is pending), and, to the Knowledge of Seller, no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification.
(d)    Each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, other than noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)    There are no material controversies pending or, to the Knowledge of Seller, threatened in connection with any Employee Plan that could reasonably be expected to have a Material Adverse Effect.
(f)    Except as set forth on Section 3.11(f) of the Disclosure Schedules, Seller is not a party to any CBAs applicable to employees of the Acquired Stores or the Distribution Center. Seller has provided Buyer true and correct copies of all CBAs set forth on Section 3.11(f) of the Disclosure Schedules.
(g)    Seller and its Affiliates are and have been in compliance, in all material respects, with all applicable Laws regarding employment, labor and wage and hour matters, including discrimination, sexual harassment, civil rights, immigration, safety and health, workers’ compensation, classification of employees and independent contractors, classification of exempt and non-exempt status for overtime eligibility purposes, plant closing and layoff or other notices, including under the WARN Act, and the collection and payment of withholding taxes, Social Security taxes and similar Taxes, in each case other than noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    This Section 3.11 constitutes the sole and exclusive representations and warranties of Seller with respect to any matters relating to employment and employee benefits matters.

Section 3.12.    Real Property.
(a)    Section 3.12(a) of the Disclosure Schedules sets forth a list of each parcel of real property owned by Seller or its Affiliates with respect to an Acquired Store and the Distribution Center (collectively, the “Owned Real Property”) and the record owner thereof. Seller and its Affiliates have good, marketable and valid fee simple title to all of the Owned Real Property, free and clear of all Liens except for Permitted Liens.
(b)    Section 3.12(b) of the Disclosure Schedules sets forth (i) a list of all leasehold interests with respect to the Acquired Stores and the Distribution Center in all real property (including with respect to any relocation site set forth on Section 3.12(b) of the Disclosure Schedules, the “Leased Real Property”) and (ii) a list of all leases, subleases, licenses and other agreements for the use and occupancy by the Acquired Stores and the Distribution Center of the Leased Real Property (together with all modifications, amendments and supplements thereto, collectively, the “Acquired Leases”). Each Acquired Lease is a valid and binding obligation of Seller or one of its Affiliates, as applicable, is in full force and effect and is enforceable against such Person, as applicable, and, to the Knowledge of Seller, against the other parties thereto, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or other similar Laws relating to or affecting creditors’ rights generally now or hereafter in effect and subject, as to enforceability, to any effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) as of the date hereof, neither the Seller nor any of Seller’s Affiliates (with respect to the Acquired Stores) has received any written notice of any condemnation, requisition or taking by a Governmental Authority with respect to any Owned Real Property or Leased Real Property nor, to the Knowledge of Seller, has any such condemnation been threatened in writing, (ii) there are no unexpired option agreements, rights of first refusal or similar rights with respect to the Owned Real Property and (iii) none of Seller nor any of Seller’s Affiliate (with respect to the Acquired Stores) is in default or breach of any Acquired Lease, and, to the Knowledge of Seller, no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any Acquired Lease by any of Seller nor any of Seller’s Affiliates (with respect to the Acquired Stores).
Section 3.13.     Inventory. The Inventory is of a quantity (including seasonal variations), quality and mix consistent with past practices and at levels historically maintained by Seller and necessary for the continued operation of the Acquired Stores as conducted on the date hereof and as of the Closing (or the applicable Subsequent Closing or Distribution Center Closing). Since December 31, 2015, the Inventory has been maintained in the ordinary course of business consistent with past practice. All such Inventory is owned free and clear of all Liens other than Permitted Liens and Liens described on Section 3.13 of the Disclosure Schedules. Substantially all of the Inventory to be transferred at Closing, each Subsequent Closing and the Distribution Center Closing will consist of, items of a quality usable or saleable in the ordinary course of business consistent with past practice and are and will be in quantities substantially sufficient for the normal operation of the Acquired Stores in accordance with past practice. The aggregate Inventory levels and prescription volumes in the Acquired Stores are not materially less than such levels and volumes, as applicable, at other retail and pharmacy stores of Seller and its Subsidiaries, taken together in the aggregate.

Section 3.14.    Environmental Matters. Except as set forth on Section 3.14 of the Disclosure Schedules, each of Seller and Seller’s applicable Affiliates, in each case with respect to the Purchased Assets or the Acquired Stores, (a) is in compliance in all respects with all applicable Environmental Laws and is not subject to any material liability under any Environmental Law; (b) has obtained, and is in compliance in all respects with, all Environmental Permits; (c) has not received written notice of, nor is a party to, any claim, demand or right relating to any Environmental Law or Remedial Action, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) there are no events or circumstances, including contamination, at any of the Owned Real Property or the real property subject to the Acquired Leases that would reasonably be expected to result in liability of Seller or any of its Affiliates (with respect to the Acquired Stores) relating to Hazardous Materials or any Environmental Laws, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.14 of the Disclosure Schedules, there has been no environmental investigation, study, audit, test, review or other analysis conducted within the past three (3) years that documents conditions giving rise to any material Environmental Liability in connection with any property or facility leased by Seller in connection with the Acquired Stores or the Distribution Center. The representations and warranties contained in this Section 3.14 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws, including natural resources, related to the Acquired Stores, the Purchased Assets or Seller’s ownership or operation thereof.
Section 3.15.    Privacy and Data Security; Seller Rx Data. As of the date of this Agreement, the collection, use, transfer, import, export, storage, disposal, and disclosure by Seller of personally identifiable customer information, or other information relating to Persons protected by Law, has not violated in any material respect any applicable Law or any contractual obligation of Seller or Seller’s Affiliates (with respect to the Purchased Assets) relating to the collection, use, privacy, security, or protection of such information (collectively, “Privacy and Security Laws”). Without limiting the generality of the foregoing, Seller is in compliance in all material respects with the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009. Seller has created and maintained written policies and procedures reasonably designed to protect the privacy and security of all customer information and to comply with all Privacy and Security Laws, and has implemented an information security program that includes commercially reasonable security procedures, including physical and electronic safeguards, to protect all customer information stored or transmitted by Seller in electronic form. Since January 1, 2013, there have been no material security breaches relating to, or violations of any privacy policy or security policy of Seller or Seller’s Affiliates regarding, or any unauthorized access to or disclosure of, any data or information stored, transmitted or otherwise used by Seller (with respect to the Acquired Stores or the Distribution Center). Since October 31, 2016, Seller and its Subsidiaries have maintained the Seller Rx Data in all material respect in the ordinary course of business consistent with past practice.
Section 3.16.    Compliance with Health Care Legal Requirements.
(a)    Each Acquired Store is in compliance in all material respects with all the requirements for participation in and payment under the Medicare, Medicaid and other state or federal health care programs in which that Acquired Store participates (collectively “Programs”) and is a party to valid participation agreements for payment by such Programs if that Acquired Store bills a particular Program for payment or is otherwise required to meet such requirements. Seller has not received any written notice indicating that the enrollment or participation of any such Acquired Store in a Program may be terminated or withdrawn.
(b)    To the Knowledge of Seller, no Business Employee has been convicted of or charged with a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or convicted of or charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. To the Knowledge of Seller, no Business Employee has been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or has been debarred, suspended or are otherwise ineligible to participate in federal programs. To the Knowledge of Seller, neither Seller nor any of Seller’s Affiliates has contracted on behalf of the Acquired Stores with any individual or entity that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program.
(c)    Except as set forth on Section 3.16(c) of the Disclosure Schedules, Seller is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority with regard to the operation of the Acquired Stores.
Section 3.17.    Brokers. Except for Bank of America Merrill Lynch, Inc. (who has been engaged by Parent), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of its Affiliates in connection with the sale of the Acquired Stores based upon arrangements made by or on behalf of Seller or any of its Affiliates.
Section 3.18.    Condition and Sufficiency of Purchased Assets. The buildings, structures, furniture, fixtures, machinery, equipment, and other items of tangible personal property included in the Purchased Assets are, in all material respects, structurally sound, are in good operating condition and repair except for ordinary wear and tear, and are adequate for the uses to which they are presently used, and none of such buildings, structures, furniture, fixtures, machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on Section 3.18 of the Disclosure Schedules, except for the Excluded Assets and except as is not material and adverse to the Purchased Assets, the Assumed Liabilities and to the business and operations at the Acquired Stores (taken as a whole), the Purchased Assets, when taken together with the rights of Buyer under the Transition Services Agreement constitute all of the rights, property and assets necessary to conduct such business in substantially the same manner as currently conducted.
Section 3.19.    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SELLER PURSUANT HERETO AND IN THE ANCILLARY AGREEMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIRED STORES, THE PURCHASED ASSETS, THE ACQUIRED STORES OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE BUYER’S BUSINESS OR ANY AGREEMENTS OR OTHER RELATIONSHIPS BETWEEN SELLER AND ITS AFFILIATES AND THE BUYER AND ITS AFFILIATES, OTHER THAN WITH RESPECT TO THE ANCILLARY AGREEMENTS. NEITHER SELLER NOR ANY OF ITS AFFILIATES WILL HAVE LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF ANY INFORMATION PROVIDED TO BUYER OR ANY OF ITS REPRESENTATIVES BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS” (VIRTUAL OR OTHERWISE), MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER (ELECTRONIC OR OTHERWISE) OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE OR AFFILIATE OF SELLER HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED. OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SELLER PURSUANT HERETO OR IN THE ANCILLARY AGREEMENTS, BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND

ACKNOWLEDGES AND AGREES THAT SELLER AND ITS AFFILIATES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON. BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY OF ITS AFFILIATES TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SELLER PURSUANT HERETO OR IN THE ANCILLARY AGREEMENTS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:
Section 4.01.    Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all necessary limited liability company power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by Buyer, the consummation by Buyer of the transactions contemplated by, and the performance by Buyer of its obligations under, the Transaction Agreements have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been, and upon execution and delivery the other Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.02.    Qualification of Buyer. Buyer has all necessary limited liability company power and authority to operate its business as now conducted. Buyer is duly qualified as a foreign limited liability company to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
Section 4.03.    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as may result from any facts or circumstances relating to Seller, the execution, delivery and performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the Articles of Organization, Operating Agreement or similar organizational documents of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, Contract, Permit or other material instrument to which Buyer is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.
Section 4.04.    Consents and Approvals. The execution and delivery by Buyer of the Transaction Agreements do not, and the performance by Buyer of, and the consummation by Buyer of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay Buyer from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Agreements, (b) as may be necessary as a result of any facts or circumstances relating to Seller or its Affiliates or (c) in connection, or in compliance, with the Proposed Consent Order, the Rite Aid Consent Order, or other requests or requirements of the FTC or FTC Staff.
Section 4.05.    Absence of Litigation; Compliance with Laws. As of the date of this Agreement, there is no Action pending or, to the best knowledge of Buyer, threatened in writing against Buyer, nor is there any Action pending in which Buyer is the plaintiff or claimant, that would reasonably be expected to impair or materially delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.
Section 4.06.    Absence of Restraints; Compliance With Laws.
(a)    To the best knowledge of Buyer, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.
(b)    Buyer is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to impair or delay the ability of Buyer to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements on a timely basis.

Section 4.07.    Financial Ability.
(a)    Fred’s has received and accepted an executed revolver loan commitment letter (the “Revolver Loan Debt Commitment Letter”) and a term loan commitment letter (the “Term Loan Debt Commitment Letter”, and together with the Revolver Loan Debt Commitment Letter, the “Debt Commitment Letters”), each dated as of the date hereof from the lenders party thereto (collectively, with their respective successors or assigns, the “Lenders”) relating to the commitment of the Lenders to provide the full amount of the debt financing required to consummate the transactions contemplated by the Transaction Agreements on the terms contemplated thereby, and in each case to pay related fees and expenses. The debt financing required to consummate the transactions contemplated by the Transaction Agreements and to pay related fees and expenses is collectively referred to in this Agreement as the “Debt Financing.” Fred’s has delivered to Parent true and complete copies of each Debt Commitment Letter and true and complete copies of any fee letter (collectively, the “Fee Letter”) (with only the fee amounts, the “flex” provisions and pricing caps (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) redacted) relating to the Debt Commitment Letters and any engagement letters or other agreements relating to the Debt Financing.
(b)    Except as set forth in the Debt Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Debt Financing to provide the Debt Financing or any contingencies that would permit the Lenders or the Debt Financing to reduce the total amount of the Debt Financing.
(c)    Subject to its terms and conditions, the Debt Financing, when funded in accordance with the Debt Commitment Letters, will provide Fred’s with acquisition financing on each of the Closing Date, each Subsequent Closing Date and the Distribution Center Closing Date, in each case sufficient to consummate the transactions contemplated by the Transaction Agreements on the terms contemplated thereby and to pay all related fees and expenses.
(d)    As of the date of this Agreement, each of the Debt Commitment Letters is valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of such Debt Commitment Letter, other than any such default, breach or failure that has been waived by the Lenders or otherwise cured in a timely manner by Buyer to the satisfaction of the Lenders. As of the date of this Agreement, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of each Debt Commitment Letter on or before the date of this Agreement. There are no side letters or other Contracts or arrangements (except for any fee letters, engagement letters with respect to the Debt Financing and any other agreements, each of which has been delivered to Parent) relating to the Debt Financing. Assuming the performance in all material respects by Seller and Parent of its obligations under this Agreement, Buyer has no reason to believe that it or any Lender would be unable to satisfy on a timely basis any term or condition of the Debt Financing required to be satisfied by it. Buyer has fully paid any and all commitment fees or other fees required by the Debt Financing to be paid on or before the date of this Agreement.
Section 4.08.    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Agreements (including any financings being entered into in connection therewith):
(a)    the fair saleable value (determined on a going concern basis) of the assets of Buyer will be greater than the total amount of its Liabilities;
(b)    Buyer will be able to pay its respective debts and obligations in the ordinary course of business as they become due; and
(c)    Buyer will have adequate capital to carry on its respective businesses and all businesses in which it is about to engage.
Section 4.09.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 4.10.    Investigation. BUYER ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE PURCHASED ASSETS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE PURCHASED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND BUYER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SELLER OR BY ANY AFFILIATE OR REPRESENTATIVE OF SELLER, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH MANAGEMENT PRESENTATIONS, DATA ROOMS (VIRTUAL OR OTHERWISE) OR OTHER DUE DILIGENCE INFORMATION AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS BUYER MAY HAVE FOR BREACH OF A REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL ACQUIRE THE PURCHASED ASSETS, THE BUSINESS AND THE ASSUMED LIABILITIES WITHOUT

ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS-IS” CONDITION AND ON A “WHERE-IS” BASIS.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01.    Conduct of Business Prior to the Applicable Closing. Except as otherwise required by applicable Law or as contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Schedules, from the date of this Agreement through the Closing (and, with respect to the Acquired Stores to be transferred at a Subsequent Closing, such Subsequent Closing and to the extent related to the portion of the Distribution Center related to the Acquired Stores, the Distribution Center Closing), unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, conduct its business at the Acquired Stores and the Distribution Center in the ordinary course of business (including regular repair and maintenance efforts) and use its commercially reasonable efforts to preserve intact its business organization, maintain the viability, marketability and competitiveness of the Purchased Assets and to preserve the current significant business relationships with Business Employees, suppliers and customers of the Acquired Stores. Nothing in this Section 5.01 shall be deemed to limit the transfer of Excluded Assets prior to the Closing (or, with respect to the Acquired Stores to be transferred at a Subsequent Closing, such Subsequent Closing and to the extent related to the portion of the Distribution Center related to the Acquired Stores, the Distribution Center Closing) or the conduct by Seller of its other businesses to the extent unrelated to the Acquired Stores or the Distribution Center. Without limiting the generality of the foregoing, except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Schedules, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall not and Seller shall cause its Affiliates (with respect to the Acquired Stores) to not from the date hereof until the Closing (and, with respect to the Acquired Stores to be transferred at a Subsequent Closing, such Subsequent Closing and to the extent related to the portion of the Distribution Center related to the Acquired Stores, the Distribution Center Closing):
(a)    except in the ordinary course of business, grant any Lien (other than a Permitted Lien) on any Purchased Asset (whether tangible or intangible);
(b)    with respect to the Acquired Stores or the Distribution Center, incur any debt, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than in the ordinary course of business);
(c)    close any Acquired Store or sell, transfer, lease, sublease or otherwise dispose of any of the Purchased Assets other than sales of Inventory and obsolete or excess equipment sold or disposed of in the ordinary course of business;
(d)    enter into any Contract for the purchase of real property;

(e)    (i) enter into, amend, renew or modify any Acquired Lease or Contract that would be an Acquired Lease if in effect on the date of this Agreement (other than any amendment, renewal or modification that does not change the economic terms of such Acquired Lease or such Contract in a way detrimental to Seller or Buyer) or (ii) consent to the termination of (other than a termination in accordance with its terms) any Acquired Lease or Contract permitted under this Section 5.01 to be entered into on or following the date hereof that would be an Acquired Lease if in effect on the date of this Agreement; provided, however that Seller shall notify Buyer in writing in advance of the occurrence of any of the foregoing;
(f)    manage the levels and selections of Inventory with respect to the Acquired Stores in a manner other than in the ordinary course of business consistent with past practice;
(g)    (A) grant any material increase, or announce any material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Transferred Employee, including any material increase or material change pursuant to any Employee Plan; (B) establish or increase or promise to increase in any material respect any benefits under any Employee Plan, in either case except in the ordinary course of business, consistent with past practice or as required by Law, the terms of any Employee Plan as in effect on the date hereof or any Contract (including any CBAs) or involving increases in the ordinary course of business, including any changes to pension or other benefits that are applicable to the employees of the Acquired Stores and Seller generally; (C) intentionally materially and adversely alter the working conditions, staffing levels and training of employees at the Acquired Stores or the Distribution Center; or (D) with respect to the Acquired Stores and the Distribution Center, fail to use commercially reasonable efforts to retain employees and replace employees when vacancies occur in the ordinary course of business, consistent with past practice;
(h)    make any change in any method of accounting or accounting practice or policy used by the Acquired Stores in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by U.S. GAAP or otherwise applying generally to Seller;
(i)    terminate, waive, modify or fail to renew any existing Pharmacy Approval or other Material Permit, except in the ordinary course of the business;
(j)    acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or equity of, or by any other manner, any business or entity which would constitute a Purchased Asset or Assumed Liability;
(k)    waive any claim or compromise, settle or agree to settle any Action related to the Acquired Stores or the Distribution Center, unless such settlement only involves payment of money or remediation actions that do not create a material limitation, restriction, or obligation on the Material Permits;
(l)    display any signs or conduct any advertising (e.g., direct mailing, point-of-purchase coupons) that indicates that Seller or any of Seller’s Affiliates is moving its operations at any of the Acquired Stores to another location or indicating that such Acquired Store will close;
(m)    conduct any “going out of business,” “close-out,” “liquidation,” or similar sales or promotions at or relating to any Acquired Store; or
(n)    enter into any legally binding commitment with respect to any of the foregoing.
Section 5.02.    Access to Information.
(a)    From the date of this Agreement until the Closing Date (and, with respect to the Acquired Stores to be transferred at each Subsequent Closing, each Subsequent Closing Date and the Distribution Center to be transferred at the Distribution Center Closing Date, the Distribution Center Closing), upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Seller shall, and shall cause its Affiliates and Representatives to (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the offices, properties, books and records of the Acquired Stores; (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the Acquired Stores as Buyer may from time to time reasonably request; and (iii) make available to the Representatives of Buyer and its Affiliates those employees of Seller and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Buyer, its Affiliates or its or their respective Representatives in connection with its inquiries, including the presence of such persons as witnesses in hearings or trials for such purposes provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any of its Affiliates; and provided, further, that the auditors and accountants of Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by Seller, Buyer shall enter into a customary joint defense agreement with Seller with respect to any information to be provided to Buyer pursuant to this Section 5.02(a).
(b)    In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, claims relating to Excluded Liabilities, financial statements, or the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, Buyer shall, and shall cause its Affiliates and its Representatives to, (A) afford the Representatives of Seller and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of Buyer and its Affiliates in respect of the Acquired Stores and the Purchased Assets (and related Liabilities), (B) furnish to the

Representatives of Seller and its Affiliates such additional financial and other information regarding the Acquired Stores and the Purchased Assets (and related Liabilities) as Seller or its Representatives may from time to time reasonably request and (C) make available to the Representatives of Seller and its Affiliates those employees of Buyer and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist Seller, its Affiliates or its or their respective Representatives in connection with its inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by Buyer, Seller or one of its Affiliates shall enter into a customary joint defense agreement with Buyer and its Affiliates with respect to any information to be provided to Seller pursuant to this Section 5.02(b).
(c)    Notwithstanding anything in this Agreement to the contrary, no Party hereto shall be required, prior to the Closing, to disclose, or cause the disclosure of, to any other Party or its Affiliates or its or their Representatives (or provide access to any offices, properties, books or records of such Party or any of their Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall any Party be required to permit or cause others to permit any other Party or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of such Party or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.
Section 5.03.    Preservation of Books and Records. Parent and its Affiliates shall have the right to retain copies of all books and records of the Acquired Stores relating to periods ending on or prior to the Closing Date. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Acquired Stores in the possession of Buyer or its Affiliates for the longer of (a) any applicable statute of limitations and (b) a period of seven (7) years from the final Subsequent Closing Date. During such period, (x) Representatives of Seller and its Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records and (y) Buyer shall provide, or cause to be provided to, Seller or its Affiliates, access to such original books and records of the Acquired Stores as Seller or its Affiliates shall reasonably request in connection with any Action to which Seller or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Seller or any of its Affiliates. Seller or its Affiliates, as applicable, shall return such original books and records to Buyer as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such seven-year or longer period, before Buyer or any of its Affiliates shall dispose of any of such books and records, Buyer shall give at least ninety (90) days’ prior written notice of such intention to dispose to Seller, and Seller or any of its Affiliates shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect. If so requested by Buyer, Seller or any of its Affiliates shall enter into a customary joint defense agreement with Buyer or its Affiliates with respect to any information to be provided to Seller or its Affiliates pursuant to this Section 5.03.
Section 5.04.    Confidentiality. The confidentiality obligations of that certain letter agreement dated as of August 17, 2016 (the “Confidentiality Agreement”) between Buyer, Seller and Parent are incorporated into this Agreement by reference and shall continue in full force and effect until the later of the final Subsequent Closing and the Distribution Center Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the confidential material subject to the terms of the Confidentiality Agreement and exclusively relating to the Acquired Stores that is the subject of the transactions contemplated by this Agreement, and Buyer’s other obligations under the Confidentiality Agreement shall continue in full force and effect in accordance with the terms thereof. If, for any reason, the sale of the Purchased Assets is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect.
Section 5.05.    Regulatory and Other Authorizations; Consents.
(a)    Each of Fred’s and Buyer shall use its reasonable best efforts, and shall cause its Affiliates to use their respective reasonable best efforts, to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements (including Pharmacy Approvals), (ii) take all such actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals and (iii) avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the Transaction Agreements. Except as permitted by Article VIII, none of Parent, Seller nor each of Fred’s and Buyer nor their respective Affiliates shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.
(b)    Each party to this Agreement shall promptly notify the other party of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.02(c). No party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance. Subject to the Confidentiality Agreement and to Section 5.02(c), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.
(c)    Each of Parent and Seller shall use its commercially reasonable efforts to give all notices to, and obtain all consents from, all landlords party to the Acquired Leases, and Parent shall bear the costs of any payments made to landlords party to the Acquired Leases in connection therewith. Upon request from Parent or Seller, Fred’s agrees to provide a guarantee of Buyer’s obligations under any or all of the Acquired Leases in form and substance reasonably satisfactory to the landlord party to such Acquired Lease and Parent. Each of Parent and Seller shall provide commercially reasonable cooperation and assistance to Buyer and its Affiliates and Representatives with Buyer’s timely preparation and submission of any request or application for any consent or approval required of Buyer, including the Pharmacy Approvals and any consent or approval with respect to any Government Program. Fred’s and Buyer shall collectively be solely responsible for all filing fees and other costs associated with such requests and applications, including attorney fees and other costs incurred by Fred’s and Buyer in connection with the preparation of such requests and applications.
(d)    Each of Fred’s and Buyer understands that Fred’s and Buyer, and this Agreement are subject to the prior approval of the FTC and that Parent is entering into this Agreement to obtain FTC approval for the Proposed Consent Order in connection with the Rite Aid Acquisition. Each of Fred’s and Buyer, as promptly as practicable after the date hereof (to the extent Fred’s and Buyer have not already completed the following activities), will (i) prepare and furnish all necessary information and documents reasonably requested by the FTC, (ii) use reasonable best efforts to demonstrate to the FTC that each of Fred’s and Buyer is an acceptable purchaser of the Purchased Assets and that Fred’s and Buyer will compete effectively using the Purchased Assets, and (iii) reasonably cooperate with Parent and Seller in obtaining all FTC approvals. Nothing in this Agreement shall prevent Parent or Seller from complying with the Proposed Consent Order and neither Parent nor Seller shall be considered in breach of this Agreement for taking actions to comply with the Proposed Consent Order.  Each party shall promptly notify the other parties of any communication (including oral communications) it or any of its Affiliates receives from the FTC relating to the matters that are the subject of this Agreement and consult with each other in advance of any proposed communication by the receiving party to the FTC.  Each of Fred’s and Buyer shall use reasonable best efforts to obtain, and agrees to take all reasonable actions that Parent reasonably requests in order to assist Parent in obtaining, FTC approvals for Fred’s and Buyer, this Agreement, the Ancillary Agreements and the Rite Aid Acquisition. Parent, Seller, Fred’s and Buyer shall promptly notify each other upon the occurrence (or reasonably impending occurrence) of any of the following events: (i) either Fred’s or Buyer is not (or will not be) preliminarily approved by the FTC or other necessary Governmental Authority as a purchaser of the Purchased Assets hereunder; (ii) the FTC Staff informs Parent, Seller, Fred’s or Buyer that the FTC Staff will not recommend approval of Fred’s or Buyer as purchaser of the Purchased

Assets hereunder; (iii) the FTC Staff informs Parent, Fred’s or Buyer that the FTC Staff will require the transfer to Fred’s or Buyer hereunder of any asset other than the Purchased Assets specified in Section 2.01 or that the FTC Staff will prohibit the transfer to Fred’s and Buyer hereunder of any such Purchased Asset; or (iv) the FTC Staff informs Parent or Seller that it has or will approve another buyer for Purchased Assets other than Fred’s and Buyer.
(e)    With respect to any changes, amendments, modifications or waivers to this Agreement requested by the FTC, each of Fred’s, Buyer, Parent and Seller agrees to negotiate in good faith with the other party any such change, amendment, modification or waiver, and to the extent that the FTC requires the divestiture of additional pharmacy and retail stores of Seller in connection with the Proposed Consent Order and Parent agrees to sell such pharmacy and retail stores, in which case such stores shall be “Acquired Stores” and each of Fred’s and Buyer agrees to purchase all assets of Seller and its Affiliates that will become Purchased Assets and assume all liabilities that will become Assumed Liabilities by virtue of such stores becoming Acquired Stores, in each case, at a purchase price determined in accordance with the pricing methodology set forth on Section 5.05(e) of the Disclosure Schedules as applicable to the Acquired Stores as of the date hereof and the calculation of the amounts payable pursuant to Section 2.12 shall be modified accordingly. In addition, “Acquired Stores” shall be deemed to include such stores, “Purchased Assets” shall be deemed to include such assets and “Assumed Liabilities” shall be deemed to include such liabilities, with the provisions of this Agreement to apply mutatis mutandis to such stores, assets and liabilities.
Section 5.06.    Use of Names. Except as expressly set forth in Section 2.01, neither Parent nor Seller is conveying ownership rights or granting Buyer or its Affiliates a license to use any of the tradenames, service marks or trademarks of Seller or any Affiliate of Seller (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer and its Affiliates shall not use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks, except (i) the Intellectual Property set forth on Section 2.01(l) of the Disclosure Schedules or as otherwise provided in this Section 5.06, (ii) the sale of any Inventory under a label owned by Seller, and (iii) as would constitute nominative fair use or otherwise be permitted under applicable Law. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 5.06, Seller and its Affiliates may proceed against it in Law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 5.06 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.06, Seller and its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 5.06, without the necessity of posting a bond.
Section 5.07.    Taxes.
(a)    Liability for Taxes. Seller shall be liable for and shall pay all Taxes imposed with respect to the conduct of the business of the Acquired Stores or the ownership or use of the Purchased Assets at or prior to the Closing (or each Subsequent Closing or Distribution Center Closing, as applicable); provided, however, that Seller shall not be liable for or pay Transfer Taxes described in Section 5.07(b). Buyer shall be liable for and shall pay all Taxes imposed with respect to the conduct of the business of the Acquired Stores or the ownership or use of the Purchased Assets after the Closing (or each Subsequent Closing Date or Distribution Center Closing, as applicable). Notwithstanding anything to the contrary in this Section 5.07, the provisions of Section 2.11 (Prorations) shall control with respect to the Tax matters addressed therein.
(b)    Notwithstanding Section 5.07(a), any sales Tax, use Tax, real property transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Stores or the Purchased Assets (collectively, the “Transfer Taxes”) shall be split equally by Seller and Buyer (Seller’s portion of which shall be “Seller’s Allocable Portion”). Buyer will pay all Transfer Taxes other than Seller’s Allocable Portion. Buyer will timely file all necessary Tax Returns with respect to the Transfer Taxes, provided that Seller will file any Tax Returns with respect to the Transfer Taxes that Seller is required to file under Law. Each Party will afford the other Party a reasonable opportunity to review and comment upon tax information required to be included in such Tax Returns prior to filing and will strive to incorporate reasonable good faith comments of the other Party into such Tax Returns. Each of Buyer and Seller agrees to timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes described in this Section 5.07(b).
(c)    Seller, on the one hand, or Buyer on the other hand, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.07. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.
(d)    Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the amount of any Tax which is, in whole or in part, an Excluded Liability. Notwithstanding anything to the contrary in Section 9.03, Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to any Tax which is, in whole or in part, an Excluded Liability and to employ counsel of its choice at its expense. Neither Buyer nor any of its Affiliates may settle any Tax claim relating in whole or in part to any Tax which is an Excluded Liability without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.
(e)    After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to): (i) assist the other party in preparing any Tax Returns in respect of the business conducted at the Acquired Stores or the Purchased Assets which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns in respect of the Acquired Stores or the

Purchased Assets; (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes in respect of the Acquired Stores or the Purchased Assets; (iv) provide timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes in respect of the Acquired Stores or the Purchased Assets for taxable periods for which the other party may have a liability under this Section 5.07; and (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
Section 5.08.    Ancillary Agreements.
(a)    At or prior to the Closing, Parent, Seller, Fred’s and Buyer shall execute and deliver the Transition Services Agreement substantially in the form attached as Exhibit C (the “Transition Services Agreement”).
(b)    At or prior to Closing and each Subsequent Closing or Distribution Center Closing (as applicable), Seller and Buyer shall execute and deliver an executed bill of sale, assignment, transfer, conveyance and assumption in respect of the Purchased Assets and Assumed Liabilities as is necessary to effect the transactions contemplated by the Transaction Agreements substantially in the form attached as Exhibit D-1 or Exhibit D-2 as applicable (the “Bill of Sale, Assignment and Assumption Agreement”).
(c)    At or prior to the Closing, Seller and Buyer shall execute and deliver the Transitional Trademark License Agreement substantially in the form attached as Exhibit F (the “Transitional Trademark License Agreement”).
(d)    At or prior to the Closing, Seller and Buyer shall execute and deliver one or more Trademark Assignment Agreements substantially in the form attached as Exhibit G (each, a “Trademark Assignment Agreement”).
Section 5.09.    Further Action.
(a)    Except as permitted by ARTICLE VIII, each of Seller and Buyer shall (i) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing, any Subsequent Closing or Distribution Center Closing and (iii) without limiting the foregoing, use its commercially reasonable efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as promptly as practicable; provided, however, that following the Closing, nothing in this Section 5.09(a) shall require Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third Person.

(b)    Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by the Transaction Agreements, including with respect to the negotiations relating to the satisfaction of the conditions set forth in ARTICLE VII. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates, to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.
Section 5.10.    Solvency After Closing. After the Closing, Buyer agrees that it shall not take or cause to be taken or omit to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the transactions contemplated by the Transaction Agreements (or after giving effect to such transactions and to such other subsequent actions or omissions), Buyer (a) was insolvent at the time of the Closing or any Subsequent Closing, (b) became insolvent as a result of the transactions contemplated by the Transaction Agreements, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Buyer or its trustees in bankruptcy proceedings.
Section 5.11.    Non-Solicitation of Employees. During the period beginning as of the Closing Date and ending on the earlier of the thirty-month anniversary of the Closing Date and the two-year anniversary of the final Subsequent Closing Date (the “Restricted Period”), each of Parent and Seller shall not, and each shall cause its Affiliates not to, directly or indirectly, solicit, or otherwise attempt to induce any Transferred Employee to terminate his or her employment with Buyer or any of its Affiliates nor induce any employees of Seller or Seller’s Affiliates who are offered employment by the Buyer pursuant to Section 6.01(a) to reject that offer; provided, however, that nothing in this Section 5.11 shall prohibit Parent, Seller or any of their Affiliates from taking the following actions:
(a)    advertising for employees in newspapers, trade publications, or other media, or engaging recruiters to conduct general employee search activities, in either case not targeted specifically at Transferred Employees; or
(b)    hiring or communicating with any Transferred Employee who applies for employment with Seller or any of its Affiliates, whether or not such Transferred Employee was involuntarily terminated, so long as such Transferred Employee was not solicited by Seller or any of its Affiliates in violation of this Section 5.11.
Section 5.12.    Financing.
(a)    Prior to the Closing, Seller shall, and shall cause Seller’s Affiliates to, provide to Fred’s, and shall use commercially reasonable efforts to cause its and their respective Representatives to provide to Fred’s, commercially reasonable cooperation and assistance reasonably requested by Fred’s in connection with the arrangement, syndication and consummation of any Debt Financing (including the marketing efforts in connection therewith) undertaken by Fred’s in connection with the transactions contemplated by the Transaction Agreements, in each case in a timely manner, including using commercially reasonable efforts to:
(i)    furnish Fred’s financing sources, as promptly as practicable, with (A) the Financial Statements, and (B) all financial information and all other information regarding the Acquired Stores reasonably required for Fred’s to prepare Fred’s pro forma financial statements, as well as Fred’s financial projections after giving effect to the transactions contemplated by the Transaction Agreements, in each case consistent with the type required for the Debt Financing and in Seller’s possession;
(ii)    upon reasonable notice, during business hours and at Fred’s expense, provide reasonable cooperation with the marketing efforts of Fred’s and the lenders, underwriters or initial purchasers for the Debt Financing, including using commercially reasonable efforts to cause its Representatives (including senior management and advisors of Seller) to participate in a reasonable number of meetings or conference calls;
(iii)    assist with the preparation of customary materials for rating agency presentations, offering documents, road show presentations and similar documents reasonably necessary or advisable in connection with the Debt Financing;
(iv)    cause Seller’s independent auditors to provide, consistent with customary practice, (A) assistance in the preparation of pro forma financial statements by Fred’s; and (B) assistance to and cooperation with Fred’s, including participating in accounting due diligence sessions;
(v)    execute and deliver reasonably necessary representation and authorization letters to accountants and auditors, customary closing certificates and other reasonably necessary certificates, letters and documents as may be reasonably requested by Fred’s;
(vi)    facilitate the granting of a security interest (and perfection thereof) in collateral, including by (x) reasonably cooperating with Fred’s to arrange for customary pay-off letters, lien terminations, notices and instruments of discharge to be delivered at the Closing (or any Subsequent Closing or Distribution Center Closing, as applicable) providing for the pay-off, discharge and termination on the Closing Date (or any Subsequent Closing Date or Distribution Center Closing Date, as applicable) of all indebtedness and Liens (subject to receipt from Fred’s of the funds necessary to effectuate the pay-off contemplated by such pay-off letters, lien terminations and instruments of discharge), (y) to obtain customary landlord lien waivers and access agreements for leaseholds related to the Distribution Center, so long as the agreement pertaining thereto is provided to Seller prior to the fifth Business Day following the date hereof and (z) with respect to the Distribution Center and Owned Real Property, executing and delivering any documents reasonably necessary to determine whether the Distribution Center or applicable Owned Real Property is in a flood zone and delivering copies of any existing title policies with respect thereto;
(vii)    provide Fred’s and its financing sources with all necessary documentation and other information regarding the Seller and any applicable Affiliate of Seller required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, as amended from time to time;
(viii)    provide customary authorization letters with respect to the Purchased Assets, in a form reasonably acceptable to Seller, to Fred’s financing sources authorizing the distribution of information to prospective lenders;
(ix)    enter into the cooperation and license agreement, to be effective as of the Closing, contemplated by Exhibit C of the Debt Commitment Letters; and
(x)    reasonably cooperate in good faith with Fred’s financing sources and their respective agents with respect to their due diligence, including (A) giving access to documentation reasonably requested by persons in connection with the Debt Financing and (B) permitting Fred’s’ financing sources and other lenders to evaluate the Purchased Assets for the purposes of establishing collateral arrangements as of the Closing (or each Subsequent Closing or Distribution Center Closing, as applicable) (and using commercially reasonable efforts to provide all relevant information or documentation reasonably requested in connection therewith).
(b)    Notwithstanding the foregoing, (i) none of the Seller, the Seller’s Affiliates or their respective Representatives shall be required to (A) authorize, execute or enter into or perform any agreement (other than authorization and representation letters as set forth herein) with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (B) take any action that would unreasonably interfere with the ongoing operations of the business or Seller (it being understood that appraisals and field examinations of collateral conducted in accordance with customary procedures would not so interfere), (C) take any action that would cause any representation or warranty in this Agreement to be breached, (D) take any action that would cause any condition to Closing set forth in Article VII to fail to be satisfied, (E) except as provided by Section 5.12(a)(ix), approve or adopt any Debt Financing or agreements related thereto (or any alternative financing) at or prior to the Closing, (F) except as provided by Section 5.12(a)(ix), enter into any agreements or certificates in connection with any Debt Financing (or any alternative financing) at or prior to the Closing or (G) be responsible for any adjustments to any pro forma financial information required to be provided in accordance with the Debt Commitment Letters; (ii) Seller shall not be required to make any representation, warranties or certifications as to which, after Seller’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, Seller in its good faith determination that such representation, warranty or certification is not true; and (iii) nothing shall obligate Seller to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of any applicable Law or loss of any privilege. None of Seller or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Fred’s as provided below in this Section 5.12(b)) or incur any other Liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Closing. Fred’s shall, promptly upon request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs and expenses incurred by Seller or any of its Subsidiaries in connection with such cooperation. Each of Fred’s and Buyer shall indemnify and hold harmless Seller and its Subsidiaries and representatives from and against any and all Liabilities suffered or incurred by them in connection with the Debt Financing and any information utilized in connection therewith (other than historical information provided by Seller or any of its Subsidiaries).
(c)    From the date hereof through the Distribution Center Closing, each of Fred’s and Buyer shall use its reasonable best efforts and do all things necessary or advisable to arrange and obtain the Debt Financing as soon as reasonably practicable and, in any event, not later than the date the Closing is required to be effected in accordance with this Agreement, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letters (for purposes of this Section 5.12(c), the Debt Commitment Letters shall include any fee letter), including using reasonable best efforts to (i) enter into definitive agreements with respect to each Debt Commitment Letter on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in any fee letter) contemplated by such Debt Commitment Letter (collectively, the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis all conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Fred’s in the Fee Letter, each Debt Commitment Letter or the Definitive Debt Financing Agreements, (iii) consummate the Debt Financing at or prior to Closing, a Subsequent Closing or the Distribution Center Closing, as applicable and (iv) prior to the Distribution Center Closing, enforce Fred’s rights under the Debt Commitment Letters and the Definitive Debt Financing Agreements, including by affirmatively bringing lawsuits or other proceedings. Neither Fred’s nor Buyer shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under any Debt Commitment Letter or the definitive agreements relating to the Debt Financing without the prior written consent of Parent (including any amendment of either Debt Commitment Letter or the definitive agreements relating to the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the applicable Debt Commitment Letter as of the date hereof) if such amendment, modification or waiver would (or could be reasonably expected to) (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) unless, in the case of any reduction in the amount of the Purchase Price, the Debt Financing is reduced by a corresponding amount, (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, (C) delay or prevent the Closing, a Subsequent Closing or the Distribution Center Closing, as applicable (D) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining any of the Debt Financing) less likely to occur or (E) adversely impact the ability of Fred’s to enforce its rights against the other parties to the Debt Commitment Letters or the Definitive Debt Financing Agreements, the ability of Fred’s to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Each of Fred’s and Buyer shall use its reasonable best efforts to maintain in effect the Debt Commitment Letters (including any Definitive Debt Financing Agreements) until the transactions contemplated hereby are consummated. Fred’s shall not release or consent to the termination of the obligations of the Lenders under either Debt Commitment Letter, except that Fred’s shall be permitted to consent to an assignment or other transfer of the commitments of any Lender thereunder, provided that such assignment or transfer shall not relieve such Lender from its obligations to fund upon the initial funding under either Debt Commitment Letter except to the extent that such Lender’s portion of such initial funding is otherwise funded. Notwithstanding anything herein to the contrary, each of the Parties hereby agrees to, and agrees that Fred’s shall be permitted to consent to, (i) (A) Citizens Bank, N.A. and its Affiliates and (B) any other Lenders consented to by the Sellers (such consent not to be unreasonably withheld or delayed), becoming a party to the Revolver Loan Debt Commitment Letter (pursuant to a customary joinder agreement to the Revolver Loan Debt Commitment Letter) and, upon the execution and delivery of such a customary joinder agreement, Citizens Bank, N.A. or such other Lender shall join the Revolver Loan Debt Commitment Letter as a “Commitment Party” and an “Initial Lender” thereunder and each other “Commitment Party” and “Initial Lender” thereunder shall be relieved of its obligations with respect to the commitments so assigned or transferred to Citizens Bank, N.A. or such other Lender and (ii) Pathlight BGC Ltd. and its Affiliates, becoming a party to the Term Loan Debt Commitment Letter (pursuant to a customary joinder agreement to the Term Loan Debt Commitment Letter) and, upon the execution and delivery of such a customary joinder agreement, Pathlight BGC Ltd. shall join the Term Loan Debt Commitment Letter as a “Commitment Party” and an “Initial Lender” thereunder and each other “Commitment Party” and “Initial Lender” thereunder shall be relieved of its obligations with respect to the commitments so assigned or transferred to Pathlight BGC Ltd..
(d)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Fred’s nor any of its Affiliates (which for purposes of this Section 5.12(d) shall be deemed to include each direct or indirect investor or potential investor in Fred’s, or any of Fred’s or its Affiliates or any such investor’s financing sources or potential financing sources or other representatives acting at the direction of or on behalf of Fred’s) engage any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis or otherwise on terms that prohibit or are designed to prevent such provider from providing or seeking to provide such financing or other services to any Person in connection with a transaction relating to the Acquired Stores in connection with the transactions contemplated hereby.
(e)    Neither Fred’s nor Buyer shall, without the prior written consent of Parent, prior to or in connection with the Closing, permit or arrange any debt financing to which Seller or any of its Affiliates will be a party or by which any of their respective assets shall be subject or bound, other than the Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letters, each of Fred’s and Buyer shall use its reasonable best efforts to, as promptly as practicable, arrange and obtain from alternative sources of debt financing an amount sufficient to satisfy the payment of all amounts due by Fred’s and Buyer pursuant to the Transaction Agreements, on terms and conditions (including any “flex” provisions) that are at least as favorable to Parent and Fred’s in the aggregate as those contained in the applicable Debt Commitment Letter, which shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing as set forth in the applicable Debt Commitment Letter in effect on the date hereof or otherwise adversely affect the ability or likelihood of Fred’s or Buyer to timely consummate the transactions contemplated hereby. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Fred’s enters into any such New Debt Commitment Letter, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letters” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letters and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.
(f)    From the date hereof through the Distribution Center Closing, each of Fred’s and Buyer shall, and shall cause its respective representatives to, keep Parent informed as promptly as practicable in reasonable detail of the status of its efforts to arrange the Debt Financing and substantially concurrently provide copies of all documents provided to or from the Lenders or otherwise related to the Debt Financing to Parent. Without limiting the generality of the foregoing, from the date hereof through the Distribution Center Closing, each of Fred’s and Buyer shall (i) furnish Parent complete, correct and executed copies of any amendments to either Debt Commitment Letter promptly upon their execution and (ii) give Parent prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Debt Commitment Letters or the definitive agreements relating to the Debt Financing of which Fred’s becomes aware, (B) of any termination of either of the Debt Commitment Letters, (C) of the receipt of any written notice or other communication from any Person with respect to any (1) actual or potential default, breach, termination or repudiation of any Debt Commitment Letter, any definitive agreement relating to the Debt Financing or any provision of either Debt Commitment Letter or the definitive agreements relating to the Debt Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to either Debt Commitment Letter or the definitive agreements relating to the Debt Financing, and (D) if for any reason Fred’s believes in good faith that they will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters or the definitive agreements relating to the Debt Financing.

(g)    Each of Fred’s and Buyer shall take all actions necessary to cause the condition set forth in (i) clause (e) of Exhibit C to each Debt Commitment Letter to be satisfied on the Closing Date and (ii) clause (b) of the definition of “Subsequent Acquisition Conditions” in the term sheet attached to such Debt Commitment Letter to be satisfied on each Subsequent Closing Date. Each of Fred’s and Buyer will promptly (and in any event, within three (3) Business Days) notify Seller in writing if Excess Availability (as defined in each Debt Commitment Letter) is less than 35% of the Loan Cap (as each such term is defined in each Debt Commitment Letter or, on and following the Closing Date, as defined in the Definitive Debt Financing Agreements) for more than three (3) consecutive Business Days.
Section 5.13.    Destruction of Purchased Assets; Store Removal. Notwithstanding any other provision herein, if any of the Acquired Stores and/or the Distribution Center is rendered unsaleable or unusable due to acts of God, including earthquakes, fire, hurricanes, tornadoes, floods, tsunami, or other natural disasters or any other types of damage, at Parent’s option, (i) if permitted by the FTC, such Acquired Stores and/or the Distribution Center and all of the related assets shall be retained by Parent and the Purchase Price shall be reduced as set forth on Section 2.07 of the Disclosure Schedules (and the amounts payable pursuant to Section 2.12 shall be reduced accordingly), (ii) such Acquired Stores and/or the Distribution Center shall be sold to Buyer and the parties shall negotiate in good faith with respect to a reduction to the Purchase Price taking into account the allocation of the Purchase Price attributed to such Acquired Store as set forth on Section 2.07 of the Disclosure Schedules or (iii) if Parent has within thirty (30) days of such act of God restored such Acquired Stores and/or the Distribution Center to usable or salable condition substantially equivalent to the condition of such Acquired Store immediately prior to such act of God (at Parent’s cost), then such Acquired Stores and/or the Distribution Center shall be sold to Buyer in accordance with and subject to the terms of this Agreement. In the event Parent elects clause (i) with respect to an Acquired Store, the term “Acquired Stores” shall be deemed to be modified to exclude any such store or the Distribution Center, as applicable, “Purchased Assets” shall be deemed to be modified to exclude any facility that was to be “Purchased Assets” because such facility was an Acquired Store or the Distribution Center, and “Assumed Liabilities” shall be deemed to be modified to exclude any Liabilities that were to be “Assumed Liabilities” because such facility was an Acquired Store or the Distribution Center. In the event that Parent and Buyer mutually agree that neither Parent nor Seller shall sell, transfer, assign, convey or deliver to Buyer one or more Acquired Stores, the parties shall negotiate in good faith to amend the terms of this Agreement and any other Transaction Agreement as necessary to appropriately reflect the terms of such arrangement, and “Purchased Assets” shall be deemed to be modified to exclude any facility that was to be “Purchased Assets” because such facility was an Acquired Store, and “Assumed Liabilities” shall be deemed to be modified to exclude any Liabilities that were to be “Assumed Liabilities” because such facility was an Acquired Store.
Section 5.14.    Restriction on Use of Customer Data.
(a)    During the Restricted Period, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, use the Seller Rx Data that is, or any other information or data that is, in each case related to the Acquired Stores and regarding the applicable client’s or customer’s behavior in an Acquired Store and acquired from or through its acquisition of Seller, to specifically solicit any client or customer of any of the Acquired Stores (the “Restricted Data”), in a manner intended to cause an adverse effect to the relationship between such Acquired Store and such client or customer, or to divert such client’s or customer’s business from any of the Acquired Stores. In addition, during the Restricted Period, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit any supplier or licensor of any of the Acquired Stores to terminate or adversely modify the relationship between Buyer and such supplier or licensor Agreement. Notwithstanding anything herein to the contrary, nothing shall prevent Parent or any of its Subsidiaries (other than Seller and its Subsidiaries) from conducting solicitations in the ordinary course of business consistent with past practice with respect to its stores (other than the Acquired Stores) that do not rely on or employ the use of Restricted Data, and neither Parent nor any of its Affiliates shall be in breach of this Section 5.14 because it solicits, without relying on or employing the use of Restricted Data, any Person (i) who contacts Parent or any of its Affiliates on its, his or her own initiative, (ii) if such client’s, customer’s, supplier’s, licensor’s or Person’s name is sourced, given to Parent or any of its Affiliates, or otherwise is present on any marketing list or other source that Parent or any of its Affiliates owns or to which it is granted access or (iii) in a general solicitation.
(b)    Each of Parent and Seller acknowledges that a breach or threatened breach of this Section 5.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Parent or Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 5.15.    Commercial Assistance. After the date hereof until the expiration of the term of the Transition Services Agreement, Parent shall, and shall cause Parent’s Affiliates to, provide to Buyer, and shall use commercially reasonable efforts to cause its and their respective Representatives to provide to Buyer, all commercially reasonable cooperation and assistance reasonably requested by Buyer in connection with Buyer’s negotiation and execution of the license agreements set forth on Section 5.15 of the Disclosure Schedules, and agrees not to enforce any exclusivity covenants with respect to the proposed counterparties to such agreements.
Section 5.16.    Conversion of Stores. Subject to receipt of necessary legal and regulatory approvals, Parent shall, and shall cause Parent’s Affiliates to, use its reasonable best efforts not to operate any Rite Aid-branded store set forth on Section 5.16 of the Disclosure Schedules utilizing exterior signage containing the Rite Aid banner as of the later of (1) the date that is one hundred eighty (180) days after the consummation of the Rite Aid Acquisition or (2) in the case of all Rite Aid branded stores located in any given Core Based Statistical Area (“CBSA”), the date that is sixty (60) days after the consummation of the purchase and sale of the first  Acquired Store in such CBSA under this Agreement as further set forth on Section 5.16 of the Disclosure Schedules (i.e. sixty (60) days after the Closing or applicable Subsequent Closing, as applicable to such Acquired Store)
Section 5.17.    RediClinic. Parent and Buyer shall use reasonable best efforts to have Seller or its Affiliates continue to operate the RediClinic in-store clinics in the Acquired Stores as of the Closing Date until the one (1) year anniversary of the Closing Date (subject to an extension at Buyer’s discretion of until the earlier of the second anniversary of the Closing and the date on which Parent and its Affiliates cease operating RediClinic in-store clinics in the majority of its stores in which RediClinic in-store clinics exist as of the Closing Date (other than the Acquired Stores)). Parent shall provide Buyer with ninety (90) days’ prior written notice in the event Parent decides in its sole discretion to terminate the RediClinic in-store clinics in Parent’s and its Affiliates stores (other than the Acquired Stores).
Section 5.18.    Acquired Leases. After the Closing Date, Buyer will not, and will not permit any of its Affiliates to (and shall cause its successors or assigns not to), renew, extend, amend or supplement any Acquired Lease resulting in the term of such Acquired Lease extending beyond ten (10) years following the Closing without Parent’s prior written consent unless Buyer provides Parent with evidence reasonably satisfactory to Parent that Parent’s obligations with respect to such extended period under the Acquired Leases have been irrevocably and fully released (the effective date of any such release being a “Release Date”). Any cash or other collateral posted by Parent or its Affiliates in respect of such obligations shall be delivered to Parent promptly following such release. From the Closing Date to the applicable Release Date, Buyer shall provide Parent with prompt written notice upon entering into any renewal, extension, amendment or supplement of any Acquired Lease resulting in an extension of such Acquired Lease. In the event that Buyer desires to transfer an Acquired Store, Buyer shall, as a condition to such transfer, have the transferee agree in writing to be bound by the covenant in this Section 5.18, with such written agreement being delivered to Parent prior to the execution of such transfer.
Section 5.19.    Duplicate IT System. Seller shall use commercially reasonable efforts to complete the development and establishment of the Duplicate IT System and use commercially reasonable efforts to cause the Duplicate IT System to be operational in a manner consistent with the operation of Seller’s comparable information technology system consistent with past practice, in each case subject to the exceptions set forth on Schedule B, as soon as reasonably practicable after the date hereof.  Representatives of Seller shall test the Duplicate IT System prior to the Closing Date utilizing customary testing procedures, which procedures shall be presented to Buyer in writing  as  soon  as  reasonably practicable after the date hereof  (the “Developed Testing Procedures”).   Seller shall provide representatives of Buyer a reasonable opportunity to be present during such testing and to see the results of such testing. Seller shall use its commercially reasonable efforts to remove the functionality limitations set forth on Schedule B in a manner reasonably acceptable to Buyer as soon as reasonably practicable after the date hereof.

ARTICLE VI
EMPLOYEE MATTERS

Section 6.01.    Employee Matters.
(a)    Buyer will make an offer of employment at least two (2) weeks prior to the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date) (it being acknowledged and agreed that to the extent Buyer makes written offers of employment to any District Manager, Pharmacy District Manager, Human Resources District Manager, Asset Protection District Manager, Regional Vice President, Regional Pharmacy Vice President, Senior Human Resources Manager, or Regional Asset Protection Director or corporate Business Employees, Seller shall, upon request, use commercially reasonable efforts to assist Buyer in preparing, printing and delivering the applicable written offer letters). Such offer of employment will be provided to each individual listed on an employee census (the “Employee Census”), who is employed by Seller or an Affiliate of Seller on the Closing Date (or the applicable Subsequent Closing Date or Distribution Closing Date) for employment beginning on the first Business Day following such date (the “Employment Start Date”) and shall be for the same position held by such Business Employee, and at the same location(s) at which such Business Employee worked, immediately prior to the Employment Start Date. The Employee Census shall first be delivered to Buyer prior to the date of this Agreement and shall state each Business Employee’s name, title, employment classification, salary or pay rate and status with respect to whether he or she is currently on long-term disability or otherwise on a leave of absence. The Employee Census shall be updated by Seller no sooner than three (3) weeks prior to the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date) for any Business Employee and with respect to any Business Employee added to the Employee Census pursuant to such an update, Buyer will make an offer of employment as soon as practicable thereafter but no later than the Closing Date (or the applicable Subsequent Closing Date or Distribution Center Closing Date). Each non-Union Business Employee listed on the Employee Census will receive an offer which will provide for compensation (including salary, wages, incentive compensation and bonus opportunities) that is no less favorable than that provided immediately prior to the Employment Start Date and employee benefits (including retirement, welfare and fringe benefits) that are equivalent to those provided to such non-Union Business Employee immediately prior to the Employment Start Date (subject to any eligibility requirements but taking into account prior service with Seller or Seller’s Affiliates). Each Union Business Employee listed on the Employee Census will receive an offer which will provide for compensation and employee benefits in accordance with the terms of the applicable CBA (taking into account prior service with Seller or Seller’s Affiliates). Each Business Employee that accepts an offer of employment from Buyer will be referred to as a “Transferred Employee”. Each offer of employment by Buyer to a Business Employee shall be on an employment “at-will” basis except as required by any CBA. Except as otherwise required by the terms of a CBA with respect to Union Business Employees and subject to Section 6.01(k) hereof, for a period of at least one (1) year following the Employment Start Date, Buyer shall provide each Transferred Employee compensation (including salary, wages, incentive compensation and bonus opportunities) that is no less favorable than that provided immediately prior to the Employment Start Date and employee benefits (including retirement, welfare and fringe benefits) that are equivalent to those provided to such Transferred Employee immediately prior to the Employment Start Date (subject to any eligibility requirements but taking into account prior service with Seller or Seller’s Affiliates). Transferred Employees will cease to be employees of the Seller or Seller’s Affiliates, as applicable, and become employees of Buyer or its Affiliates on the Employment Start Date and shall cease any further participation in (and shall cease to accrue benefits under) all Employee Plans as of the Employment Start Date. Seller (or its Affiliates) will pay to all Transferred Employees (A) any unpaid personal holidays or other vacation leave accrued by such Transferred Employees as of the date immediately preceding the Employment Start Date and (B) any accrued but unpaid bonus for any bonus periods that have commenced but not yet concluded before the Employment Start Date with respect to the portion of the applicable bonus period occurring before the Employment Start Date, in each case, in accordance with Seller’s (or its Affiliate’s) programs and policies. Buyer agrees that it will (or will cause its Affiliates to) take any and all commercially reasonable actions necessary to allow any Business Employees on a work visa to become employed with Buyer or its Affiliates. For those Business Employees who become Transferred Employees and who are employed on a work visa, Buyer will serve as the successor-in-interest and thus accept all applicable rights and obligations related to the work visa and any corresponding permanent residence petition.
(b)    Open Positions; Employee Data. As soon as reasonably practicable following the date on which the FTC shall have issued publicly the Proposed Consent Order relating to the Rite Aid Acquisition (which such Proposed Consent Order shall identify Buyer as being preliminarily approved as the purchaser of the Purchased Assets hereunder), Seller shall use reasonable efforts to identify for Buyer at least two (2) individuals with respect to each open (i)(A) district manager, pharmacy district manager, regional vice president or regional pharmacy vice president position, and (B) field district support team member or field regional support member position whose function is to provide services related to asset protection, human resources or administration (and not, for the avoidance of doubt, services related to information technology, compliance or merchandising) and (ii) corporate position, in each case as listed on Section 6.01(b) of the Disclosure Schedules. Such individuals shall be current employees of Seller and shall, in the aggregate, consist of a mix of tenured and “ready to be promoted now” individuals and all such identified individuals shall have received an annual performance rating of at least “meets expectations” for the most recent two (2) performance periods ending on or prior to the identification date and shall not have had any disciplinary action taken against them within the twelve (12) month period immediately preceding the identification date. Additionally, Seller shall provide to Buyer, no sooner than ten (10) days prior to the Closing Date or the applicable Subsequent Closing Date or Distribution Center Closing Date the 2015 and 2016 overall annual performance reviews and ratings (with all definitions related thereto), to the extent available, for all Transferred Employees in management positions (i.e., Store Manager, Assistant Store Manager and Pharmacy Manager positions), all Transferred Employees who are pharmacists, and all Transferred Employees in regional and district management and field support roles. Seller makes no representation that the annual performance reviews and ratings are indicative of all aspects of employee performance which is based on a number of factors, reflects only a certain period of time, and reflects evaluations by completely different managers with differing expectations. Buyer shall indemnify and hold Seller harmless for (A) all Liabilities incurred by Buyer arising from or in connection with Seller’s disclosure of the information provided pursuant to this Section or Buyer’s actions in reliance on the information provided pursuant to this Section and (B) all Liabilities incurred by Seller as a result of Buyer’s non-compliance with applicable Laws in connection with Buyer’s or Buyer’s Affiliate’s selection or hiring process with respect to the open positions described herein.
(c)    Severance Benefits. Seller shall be responsible (and Buyer shall have no responsibility) to pay any severance pay and benefits claimed to be owed to its employees as a result of (i) the Rite Aid Acquisition, or (ii) the transactions that are the subject of the Transaction Agreements, provided that Buyer has offered employment to Business Employees in accordance with Section 6.01(a). Following the Employment Start Date, Buyer agrees to provide Transferred Employees whose employment with Buyer or its Affiliates is terminated during the one (1) year period beginning on the Employment Start Date with a severance plan or program that provides (A) severance pay that is no less favorable than the severance pay payable under the Employee Plans as in effect immediately prior to the Employment Start Date and (B) post-termination employee benefits (including retirement, welfare and fringe benefits) that are equivalent to those provided to similarly situated employees of Buyer (subject to any eligibility requirements), taking into account such Transferred Employee’s additional service with the Buyer or its Affiliates and calculated on the basis of the Transferred Employee’s compensation at the time of the termination or immediately prior to the Employment Start Date, whichever is greater; provided, however that, if different, Union Business Employees will be provided with severance pay and post-termination employee benefits in accordance with the applicable CBA (taking into account prior service with Seller or Seller’s Affiliates); provided further, however, that Buyer is in no event obligated to provide severance pay with respect to any period of service for which severance pay has been paid or is payable by Seller..
(d)    Credit for Service. To the extent permitted by Law and to the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, short-term disability, salary continuation, severance and similar benefits, but not for purposes of defined benefit pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Transferred Employees following the Employment Start Date, such plan, program or arrangement shall credit all Transferred Employees for service earned prior to the Employment Start Date with Seller or any of their Affiliates or predecessors, as if such service had been performed for Buyer, in addition to service earned with Buyer or any of Buyer’s Affiliates on and after the Employment Start Date.
(e)    Preexisting Conditions; Coordination. Following the Employment Start Date, Buyer shall: (i) waive limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Transferred Employees and their eligible dependents, and (ii) recognize for purposes of annual deductible and out of pocket limits under its health and dental plans (the “Buyer Plans”) for the plan year of the applicable Buyer Plan that includes the

Employment Start Date, deductible and out of pocket expenses paid by Transferred Employees and their respective dependents under the applicable health and dental Employee Plans in the portion of the plan year ending on the date each such Transferred Employee begins participating in the analogous Buyer Plan to the extent the Transferred Employees participate in any such Buyer Plans.
(f)    Paid Time Off. Except as otherwise required by the terms of an applicable CBAs with respect to Union Business Employees, Buyer shall continue a paid time off program for the benefit of the Transferred Employees through at least the end of the calendar year in which the Employment Start Date occurs that is at least as favorable as the paid time off program of Seller in effect immediately prior to the Employment Start Date.
(g)    FSA. Buyer shall have in effect, or cause to be in effect, as of the Employment Start Date, health or dependent care flexible spending accounts qualifying under Section 125 of the Code (the “Buyer FSA”) in which Transferred Employees who participate in health or dependent care flexible spending accounts maintained by Seller or any of its Affiliate (the “Seller FSA”) may participate. Buyer or an Affiliate of Buyer shall cause the balance of each Transferred Employee’s accounts under the Seller FSA as of such Transferred Employee’s Employment Start Date to be credited to the Transferred Employee’s corresponding accounts under the Buyer FSA in which such employee participates following the Employment Start Date; provided, however, that no such crediting shall be required or occur for a medical flexible spending account in the event the applicable Transferred Employee elects COBRA coverage with respect to such Transferred Employee’s medical flexible spending account under the Seller FSA. On and after the Employment Start Date, Buyer shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Employment Start Date, that have not been paid in full as of the Employment Start Date, which claims shall be paid pursuant to and under the terms of the Buyer FSA, and Buyer shall indemnify and hold harmless Seller and its Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Seller FSA that have not been paid in full as of the Employment Start Date. Seller will continue to process any Seller FSA claims filed before the Employment Start Date and advise Buyer as to the approval or disapproval of payment of such claims. Buyer agrees to cause the Buyer FSA to honor and continue through the end of the plan year in which the Employment Start Date occurs the elections made by each Transferred Employee under the Seller FSA in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Employment Start Date. As soon as practicable following the Employment Start Date, Seller or Seller’s Affiliate shall cause to be transferred to Buyer an amount in cash equal to (A) the sum of all contributions to any Seller FSA made by all Transferred Employees before the Employment Start Date with respect to the plan year in which the Employment Start Date occurs, reduced by (B) the sum of (i) all claims incurred by the Transferred Employees and paid by Seller during the plan year in which the Employment Start Date occurs, plus (ii) all contributions to any medical flexible spending account under the Seller FSA made by Transferred Employees who elect COBRA coverage in connection with their termination of employment by Seller (or its Affiliate) due to the transactions contemplated by this Agreement.

(h)    WARN; Workers’ Compensation Liabilities. Buyer shall be responsible for, and indemnify Seller against, all liabilities or obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), and any similar state or local law resulting from Buyer’s actions following the Employment Start Date. Seller shall be responsible for, and indemnify Buyer against, all liabilities or obligations (including but not limited to reasonable attorneys fees and costs incurred by Buyer) under the WARN Act, and any similar state or local law or contractual obligation to give notice of this transaction to its employees and unions. To the extent that any of the Seller’s employees are entitled to payments of wages and benefits in lieu of sufficient notice under the WARN Act (or any similar state or local law) for any plant closing or mass layoff, as defined in the WARN Act, occurring up to and including the Employment Start Date, and including any employees who are terminated by Seller either before or after the Employment Start Date for rejecting Buyer’s offer of employment, Seller shall be responsible to provide such wages and benefits, and shall indemnify Buyer against all Liabilities or obligations in regard to such employees, including but not limited to reasonable attorneys fees and legal costs incurred by the Buyer. To the extent that any of the Transferred Employees are entitled to payments of wages and benefits in lieu of sufficient notice under the WARN Act (or any similar state or local law) for any plant closing or mass layoff, as defined in the WARN Act, occurring after Employment Start Date, Buyer shall be responsible to provide such wages and benefits, and shall indemnify Seller against all Liabilities or obligations in regard to such employees, including but not limited to reasonable attorneys fees and legal costs incurred by the Seller. With respect to incidents which have or will occur through the Employment Start Date, that have or will result in the payment of claims, Seller will be responsible for all liabilities and obligations under any state workers’ compensation or similar requirements of Law payable to or with respect to any employee or former employee of the Acquired Stores who was employed by Seller on the date the claim arose or the incident on which the claim is based occurred. Buyer shall be responsible for all liabilities and obligations under any state workers’ compensation or similar requirements of Law with respect to any Transferred Employee to the extent that such claim arises, or the incident on which the claim is based occurs, after the Employment Start Date.
(i)    401(k) Plan. Buyer shall permit each Transferred Employee participating in the Employee Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) to effect, and Buyer agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept, in accordance with requirements of Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and any promissory note evidencing an outstanding loan but excluding any loans in default) under the Seller 401(k) Plan if such rollover to the Buyer 401(k) Plan is elected in accordance with applicable Law by such Transferred Employee.
(j)    Obligations Pertaining to Multiemployer Plans. Seller and Buyer intend that no complete or partial withdrawal of Seller and its Affiliates under Section 4203 or 4205 of ERISA from any Multiemployer Plan shall occur because of the consummation of the transactions contemplated by this Agreement, by reason of compliance with all of the applicable requirements of Section 4204 of ERISA. With respect to any Multiemployer Plan that is identified in Schedule 6.01(j)(iv), but not with respect to any Multiemployer Plan that is not identified in Schedule 6.01(j)(iv), Buyer and Seller agree to comply with the provisions of Section 4204 of ERISA as follows:
(i)    To the extent needed to comply with Section 4204(a)(1)(A) of ERISA, Buyer shall assume the obligation to contribute to the Multiemployer Plan with respect to the Acquired Stores for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) for which Seller and its Affiliates had an obligation to contribute to such Multiemployer Plan, it being intended that no withdrawal liability under Section 4201 of ERISA will be incurred by Seller as a result of the consummation of the transactions contemplated by this Agreement. Buyer agrees that the determination of the number of contribution base units necessary to satisfy Section 4204 of ERISA shall be made in accordance with Section 4204 of ERISA and the applicable terms of each Multiemployer Plan.
(ii)    Prior to the first plan year of each Multiemployer Plan beginning after the Closing Date (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable), Buyer may, at Buyer’s cost and expense, seek a variance from the requirements of Section 4204(a)(1)(B) of ERISA that a bond be obtained or an amount be held in escrow as provided in said section. Buyer and Seller agree to cooperate with respect to obtaining any such variance (including upon request of Buyer, Seller jointly with Buyer notifying the Multiemployer Plan of the parties intent that the transaction contemplated hereby be covered by Section 4204 of ERISA), sharing such information as may be necessary to determine whether there is a basis for applying for a variance from the applicable bonding requirements. If no such variance is timely requested by Buyer, or if a Multiemployer Plan determines that the request does not qualify for a variance, then Buyer shall, at Buyer’s cost and expense, provide to the Multiemployer Plan for the first plan year beginning after the Closing Date (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable), and for each of the four (4) plan years thereafter, a bond or escrow (or letter of credit or other security that is acceptable to the Multiemployer Plan) that complies with Section 4204(a)(1)(B) of ERISA, in an amount equal to one hundred percent (100%) (or two hundred percent (200%) if and to the extent required by Section 4204(b)(2) of ERISA) of the greater of:
(A)    the average annual contribution that Seller and its Affiliates were required to make with respect to the Acquired Stores to the applicable Multiemployer Plan for the three (3) plan years preceding the plan year in which the Closing Date (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable) occurs, or
(B)    the annual contribution that Seller and its Affiliates were required to make with respect to the Acquired Stores to the Multiemployer Plan for the last plan year completed before the plan year in which the Closing

Date (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable) occurs.
Any such bond or escrow (or letter of credit or other security) shall provide that it shall be paid to the Multiemployer Plan if Buyer withdraws from such Multiemployer Plan, or fails to make a contribution to such Multiemployer Plan when due, at any time during the five (5) full plan years beginning after the Closing Date (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable). Buyer shall deliver to the Multiemployer Plan, by the date required by Section 4204 and the regulations thereunder, with copies to Seller, either the bond, letter of credit or evidence of the establishment of an escrow described in the preceding sentence.
(iii)    If Buyer withdraws from the Multiemployer Plan in a complete withdrawal, or there occurs a partial withdrawal with respect to the Acquired Stores, during such five (5) years, Seller will, to the extent required by Section 4204 of ERISA, be secondarily liable for any withdrawal liability it would have had to the Multiemployer Plan with respect to the Acquired Stores, but for this Agreement, if and to the extent the liability of Buyer with respect to the Multiemployer Plan is not paid. Buyer agrees to provide Seller with reasonable advance notice of any action or event which would reasonably be expected to result in the imposition of withdrawal liability contemplated hereunder, and in any event Buyer shall immediately furnish Seller with a copy of any notice of withdrawal liability Buyer or its Affiliates may receive with respect to the Multiemployer Plan, together with all pertinent details. In the event that any such withdrawal liability shall be assessed against Buyer or its Affiliates, Buyer further agrees to provide Seller with reasonable advance notice (but not less than sixty (60) days advance notice) of any intention on the part of Buyer or such Affiliate not to make full payment of any withdrawal liability when the same shall become due and payable.
(iv)    The parties recognize and agree, for purposes of this Agreement, that certain potential withdrawal liability exists with respect to Multiemployer Plans in which Transferred Employees have participated prior to Closing, and will continue to participate after Closing based upon contributions to those plans by Buyer.  In the event that Buyer incurs withdrawal liability with respect to any Multiemployer Plan during the five year period commencing on the Closing (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable), Seller shall reimburse Buyer in an amount equal to the lesser of (A) such withdrawal liability or (B) 50% of Seller’s Attributable Withdrawal Liability with respect to such Multiemployer Plan.  For these purposes, the term “Attributable Withdrawal Liability,” with respect to each Multiemployer Plan, shall mean the amount equal to difference between (X) the estimated withdrawal liability that Seller would have incurred with respect to the Acquired Stores if it had withdrawn from such Multiemployer Plan in a complete withdrawal on the Closing Date (and/or each Subsequent Closing Date or Distribution Center Closing Date, as applicable) (which the parties agree to be the per store amount with respect to each Multiemployer Plan as set forth under “Column A” on Section 6.01(j)(iv) of the Disclosure Schedule multiplied by the applicable number of in scope stores purchased by Buyer), and (Y) if applicable, any reductions attributable to (i) the estimated application of the “20 year payment cap” on Seller’s potential withdrawal liability with respect to the Acquired Stores pursuant to Section 4219(c)(1)(B) of ERISA (which the parties agree to result in the amount with respect to each Multiemployer Plan produced from taking the midpoint of the applicable amount under “Column B” and “Column C” on Section 6.01(j)(iv) of the Disclosure Schedule) and/or (ii) for each Multiemployer Plan that uses the “presumptive method” of calculating withdrawal liability as defined in Section 4211(b) of ERISA, the portion of Seller’s withdrawal liability that Seller would have incurred with respect to the Acquired Stores if it had withdrawn from such Multiemployer Plan in a complete withdrawal on the Closing Date that is in excess of the withdrawal liability attributable to the five year contribution history that Buyer proposes to assume pursuant to Section 4204(b)(1) of ERISA.   To the extent that either Buyer or Seller makes a reasonable challenge to a withdrawal liability assessment, the parties shall bear the costs associated with such challenge in proportion to their respective percentage shares of such withdrawal liability.  Buyer shall determine the allocation of any withdrawal liability assessment as between Buyer and Seller using an actuary engaged whose costs shall be borne equally by Buyer and Seller (the “Buyer’s Actuary”).  The Buyer’s Actuary shall provide to Seller within fourteen (14) Business Days of any withdrawal liability assessment a report setting forth its calculations regarding the withdrawal liability allocation (the “Withdrawal Liability Allocation Report”).  Seller may engage an actuary at its own cost (the “Seller’s Actuary”) to verify the Withdrawal Liability Allocation Report of the Buyer’s Actuary, and shall cause the Seller’s Actuary to notify the Buyer’s Actuary in writing in the event that the Seller’s Actuary does not agree with the Withdrawal Liability Allocation Report within thirty (30) days of its receipt of such report. If the Seller’s Actuary notifies the Buyer’s Actuary that he or she does not agree with the Withdrawal Liability Allocation Report, Buyer and Seller shall negotiate with each other in good faith with a view to agreeing to an allocation of the applicable withdrawal liability assessment. If, however, Buyer and Seller fail to agree within fifteen (15) days of the notice of disagreement by the Seller’s Actuary, the matter shall be referred to a third actuary to be appointed by agreement between the Seller’s Actuary and the Buyer’s Actuary (the “Third Party Actuary”). The Third Party Actuary shall act as an expert and not as an arbitrator; however, his or her decision shall be final and binding on the parties hereto, unless either party can demonstrate a manifest error on the part of the Third Party Actuary.  The Third Party Actuary’s costs shall be borne equally by Buyer and Seller.
(v)    Buyer shall notify the Multiemployer Plan of the transactions contemplated by this Agreement and agrees to provide the Multiemployer Plan with any information that the Multiemployer Plan requires to demonstrate compliance with the terms of Section 4204 of ERISA.
(vi)    Notwithstanding any other provisions of this Section, Section 4204 of ERISA or anything else contained in this Agreement to the contrary, it is expressly agreed that if Seller incurs any secondary withdrawal liability pursuant to Section 4204(a)(2) of ERISA as a result of Buyer’s withdrawal from a Multiemployer Plan, Buyer shall indemnify and hold Seller harmless from any and all losses incurred by Seller by reason of such liability, after taking into account any amount Seller has agreed to indemnify Buyer for pursuant to Section 6.01(j)(iv). In addition, if Seller or any of its Affiliates incurs any liability as a result of Buyer’s failure to comply with the terms of this Agreement relating to Section 4204 of ERISA, Buyer shall indemnify and hold each of them harmless from any withdrawal liability and other losses incurred by Seller or any of its Affiliates by reason of such failure; provided, however, that such indemnification shall not apply to any amounts in excess of the estimated withdrawal liability that Seller would have incurred with respect to the Acquired Stores if it had withdrawn from such Multiemployer Plan in a complete withdrawal on the Closing Date less any reductions attributable to the estimated application of the “20 year payment cap” on Seller’s potential withdrawal liability pursuant to Section 4219(c)(1)(B) of ERISA (in each case, determined in the manner set forth in Section 6.01(j)(iv)); provided, however, that the parties agree that Buyer shall not be deemed to have failed to have complied with the terms of Section 4204(a)(1)(A) of ERISA for purposes of this Section 6.01(j)(vi) where it contributes to the Multiemployer Plan for substantially the same number of contribution base units for which Seller and its Affiliates had an obligation to contribute to such Multiemployer Plan for a period beginning on the Closing Date and ending on the last day of the plan year of the Multiemployer Plan that first commences immediately following the Closing Date. In the event that the requirements of Section 4204 of ERISA are not satisfied for any reason other than Buyer’s failure to comply with the terms of this Agreement relating to Section 4204, and withdrawal liability is triggered and imposed upon Seller in connection with the transaction, the Attributable Withdrawal Liability under Section 6.01(j)(iv) will be reduced by any actual withdrawal liability that Seller is required to pay in connection therewith.
(k)    Nothing in this Section 6.01, express or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.01 and no Transferred Employee or current or former employee of Seller, or any beneficiary or dependent thereof, or any other person not a party to this Agreement shall be entitled to assert any claim hereunder. Nothing in this Section 6.01 is intended to be, shall constitute or shall be construed as an amendment or modification to any Employee Plans or any other employee benefit plans or arrangements of Seller, Buyer or any of their respective Affiliates or in any way limit the right of Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any of their respective employee benefit plans or arrangements. Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates shall be obligated to continue to employ any Business Employee or Union Business Employee for any specific period of time following the Employment Start Date, subject to applicable requirements of Laws or the terms of any applicable CBA.
(l)    Leasing Arrangement. In respect of the Transferred Employees, Seller and Buyer may mutually agree to enter into an employee leasing agreement pursuant to which all Transferred Employees shall temporarily remain employed by Seller or one of its Affiliates for the period following the Closing Date until such time as the final Subsequent Closing Date has occurred in order to reduce the administrative burdens associated with multiple closings and to facilitate a more orderly transition of employment from Seller and its Affiliates to Buyer and its Affiliates. In the event that Seller and Buyer mutually agree to enter into such an agreement, Seller and Buyer agree to negotiate in good faith to amend the terms of this Agreement and any other Transaction Agreement as necessary to appropriately reflect the terms of such arrangement.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01.    Conditions to Obligations of Parent and Seller. The obligation of Parent and Seller to consummate the Closing shall be subject to the fulfillment, or waiver by Parent in its sole discretion (and, in the case of Section 7.01(f), Parent and Seller in their respective sole discretion), at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. Each of (i) the representations and warranties of Buyer contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on such date (other than representations and warranties that address matters only as of a specified earlier date, which representations and warranties shall have been true and correct in all material respects as of such date); (ii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate of Buyer to such effect signed by a duly authorized executive officer.
(b)    Governmental Approvals. The filings or approvals of applicable state boards of pharmacy required to be made or obtained prior to Closing specified on Section 7.01(b) of the Disclosure Schedules shall have been made or obtained.
(c)    No Governmental Order. There shall be no Governmental Order in existence that prohibits the sale of the Purchased Assets or the other transactions contemplated by the Transaction Agreements, and there shall be no Action pending by any Governmental Authority seeking such a Governmental Order.
(d)    Ancillary Agreements. Buyer shall have executed and delivered to Seller and Parent all of the Ancillary Agreements to be delivered at Closing.
(e)    FTC Preliminary Approval.  The FTC shall have issued publicly the Proposed Consent Order relating to the Rite Aid Acquisition and such Proposed Consent Order shall identify Fred’s or the Buyer as being preliminarily approved as the purchaser of the Purchased Assets hereunder.
(f)    Rite Aid Closing. The Rite Aid Closing shall have occurred.

(g)    Duplicate IT System. Parent shall have (a) tested the Duplicate IT System with respect to the Acquired Stores to be transferred at the Closing using the Developed Testing Procedures and (b) based upon such test certified to Buyer as to the operational readiness of the Duplicate IT System by having delivered to Buyer an Operational Duplicate IT System Certificate.
Section 7.02.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing shall be subject to the fulfillment, or waiver by Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties; Covenants. Each of (i) (A) the representations and warranties of Seller contained in this Agreement and in any certificate delivered pursuant hereto that is qualified by Material Adverse Effect shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as if made on such date (other than representations and warranties that address matters only as of a specified earlier date, which representations and warranties shall have been true and correct in all respects as of such date) and (B) all other representations and warranties of Seller contained in this Agreement and in any certificate delivered pursuant hereto shall be true and correct in all respects as of the Closing as if made on the Closing Date (other than representations and warranties that address matters only as of a specified earlier date, which representations and warranties shall have been true and correct in all respects as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, have not had a Material Adverse Effect; (ii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects; and (iii) Buyer shall have received a certificate of Seller to such effect signed by a duly authorized representative of Seller.
(b)    Governmental Approvals. The filings or approvals of applicable state boards of pharmacy required to be made or obtained prior to Closing specified on Section 7.01(b) of the Disclosure Schedules shall have been made or obtained.
(c)    No Governmental Order. There shall be no Governmental Order in existence that prohibits the sale of the Purchased Assets or the other transactions contemplated by the Transaction Agreements, and there shall be no Action pending by any Governmental Authority seeking such a Governmental Order.
(d)    Ancillary Agreements. Seller and Parent shall have executed and delivered to Buyer all of the Ancillary Agreements to be executed and delivered by Seller and Parent, as the case may be, at Closing.
(e)    Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing.
(f)    FTC Preliminary Approval.  The FTC shall have issued publicly the Proposed Consent Order relating to the Rite Aid Acquisition and such Proposed Consent Order shall identify Fred’s or the Buyer as being preliminarily approved as the purchaser of the Purchased Assets hereunder.
(g)    Duplicate IT System. Parent shall have (a) tested the Duplicate IT System with respect to the Acquired Stores to be transferred at the Closing using the Developed Testing Procedures and (b) based upon such test certified to Buyer as to the operational readiness of the Duplicate IT System by having delivered to Buyer an Operational Duplicate IT System Certificate.
(h)    Rite Aid Closing. The Rite Aid Closing shall have occurred.
Section 7.03.    Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, including as required by Section 5.05.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01.    Termination. This Agreement may be terminated prior to the Closing:
(a)    by the mutual written consent of Parent and Buyer;
(b)    by either Parent, Seller or Buyer in the event of the issuance of a final, nonappealable Governmental Order permanently restraining or prohibiting the sale of the Purchased Assets;
(c)    by Buyer (i) in the event of any material breach by Seller of any of Seller’s agreements, representations or warranties contained herein which breach would give rise to the failure of a condition set forth in Section 7.02 and, if such breach is curable, the failure of Seller to cure such breach within twenty (20) Business Days after receipt of notice from Buyer requesting such breach to be cured; or (ii) upon the occurrence after the date hereof of an event that has had or would reasonably be expected to have a Material Adverse Effect not arising from a breach by Seller and which is not curable by Seller within such twenty (20) Business Day notice period;
(d)    by Parent in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein which breach would give rise to the failure of a condition set forth in Section 7.01 and, if such breach is curable, the failure of Buyer to cure such breach within twenty (20) Business Days after receipt of notice from Parent requesting such breach to be cured;

(e)    by Parent, if Fred’s or the Buyer is not preliminarily approved by the FTC or other necessary Governmental Authority as purchaser of the Purchased Assets hereunder;
(f)    by Parent, if the FTC Staff informs Parent or its Affiliates in writing that the Director of the Bureau of Competition will not recommend approval of Fred’s or the Buyer as purchaser of the Purchased Assets hereunder;
(g)    by any of Parent, Seller or Buyer in the event that the Agreement and Plan of Merger, dated as of as of October 27, 2015, among Parent, Seller and the other parties thereto (as the same may be amended, modified or supplemented) with respect to the Rite Aid Acquisition shall have been terminated in accordance with its terms; or
(h)    by Parent or Buyer, upon written notice to the other, in the event that the Closing has not occurred on or before June 30, 2017; provided, however, that the right to terminate this Agreement under this Section 8.01(h) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.
Section 8.02.    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other party to this Agreement.
Section 8.03.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.04 and ARTICLE X; provided, however, that nothing in this Agreement shall relieve either Seller or Buyer from liability for (a) any breach or failure to perform the obligations set forth in Section 5.04 or (b) any willful breach of this Agreement or willful failure to perform its other obligations under this Agreement.
Section 8.04.    Extension; Waiver; Rescission. At any time prior to the Closing, Parent or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. If, after the public comment period, at the time the FTC determines to make final and effective its Decision and Order concerning the acquisition of the Purchased Assets, the FTC notifies Parent and Seller that Buyer is not an acceptable purchaser of the assets being transferred to Buyer pursuant to this Agreement, then each of the Parent, Seller and Buyer shall have the right immediately to rescind this Agreement, and the termination provisions of this Agreement in ARTICLE VIII shall be applicable as if a termination of this Agreement has occurred.
ARTICLE IX
INDEMNIFICATION
Section 9.01.    Indemnification by Seller.
(a)    From and after the Closing (with respect to the Acquired Stores to be transferred on the Closing Date) and each Subsequent Closing (with respect to the Acquired Stores to be transferred on such Subsequent Closing Date), and subject to Section 9.01(b), Section 9.03, Section 9.05, Section 9.06, Section 9.07, Section 9.08 and Section 10.01, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, as a result of:
(i)    any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date, any Subsequent Closing Date or the Distribution Center Closing Date (except that for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of such representation or warranty will be determined with reference to such specified date); provided that the disclosure of any and all Bring-Down Exceptions shall be expressly disregarded for purposes of determining the existence of any such breach or inaccuracy;
(ii)    any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement to be performed before, on or after the Closing (or such Subsequent Closing or Distribution Center Closing, as applicable);
(iii)    the matters set forth in Section 6.01 with respect to which Seller may be obligated to provide indemnification thereunder; or
(iv)    any Excluded Liability.
(b)    Notwithstanding any other provision of this Agreement to the contrary: (i) Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 9.01(a)(i) (A) with respect to any claim unless such claim involves Losses in excess of $25,000 and (B) until the aggregate amount of Buyer Indemnified Parties’ Losses exceeds $1,000,000 (the “Deductible Amount”), after which Seller shall only be obligated for such aggregate Losses of Buyer Indemnified Parties in excess of the Deductible Amount; (ii) the cumulative indemnification obligation of Seller under Section 9.01(a)(i) (other than the indemnification obligation of Seller with respect to representations and warranties made in Sections 3.01 or 3.10) shall in no event exceed $95,000,000; and (iii) the cumulative indemnification obligation of Seller under this ARTICLE IX and Section 5.07 shall in no event exceed the Purchase Price.
(c)    The Seller’s obligation under this Section 9.01 to indemnify any Buyer Indemnified Party for any Loss resulting from an inaccurate representation made by Seller in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto will not be affected if the Buyer has knowledge of that inaccuracy, whether obtained before, on or after the Closing, any Subsequent Closing or the Distribution Center Closing.
Section 9.02.    Indemnification by Buyer.
(a)    From and after the Closing (with respect to the Acquired Stores to be transferred on the Closing Date) and each Subsequent Closing (with respect to the Acquired Stores to be transferred on such Subsequent Closing Date), and subject to Section 9.03, Section 9.05, Section 9.06, Section 9.08 and Section 10.01, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of:
(i)    any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date, any Subsequent Closing Date or the Distribution Center Closing Date (except that for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of such representation or warranty will be determined with reference to such specified date);
(ii)    any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement to be performed before, on or after the Closing (or such Subsequent Closing or Distribution Center Closing, as applicable);
(iii)    any Assumed Liability; or
(iv)    the matters set forth in Section 2.01(g) and Section 6.01 with respect to which Buyer may be obligated to provide indemnification thereunder.
(b)    Notwithstanding any other provision of this Agreement to the contrary: (i) Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 9.02(a)(i) until the aggregate amount of Seller Indemnified Parties’ Losses exceeds the Deductible Amount, after which Buyer shall only be obligated for such aggregate Losses of

Seller Indemnified Parties in excess of the Deductible Amount; and (ii) the cumulative indemnification obligation of Buyer under Section 9.02(a)(i) shall in no event exceed the Purchase Price.
Section 9.03.    Notification of Claims.
(a)    A Person that may be entitled to be indemnified under this ARTICLE IX (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation, warranty, covenant or agreement.
(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.03(a), with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim and, in the event that the Indemnifying Party assumes the defense and control of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.
(c)    Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 9.01(b) and Section 9.02(b), if applicable), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d)    If any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE IX. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a Liability of the Indemnifying Party under this ARTICLE IX, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 9.01(b) and Section 9.02(b), if applicable, the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 10.11.
Section 9.04.    Exclusive Remedies. Except with respect to the matters covered by ARTICLE II, and other than with respect to any equitable remedies contemplated by Section 10.13, Seller and Buyer acknowledge and agree that, following the Closing, the indemnification provisions of Section 9.01 and Section 9.02 shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Buyer or Seller, respectively, or any failure by Buyer or Seller, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. The provisions of this Section were specifically bargained for among the parties and were taken into account by the parties in arriving at the Purchase Price and the terms and conditions of this Agreement. Seller has specifically relied upon the provisions of this Section in agreeing to the Purchase Price and the terms and conditions of this Agreement. No Person who is not a party to this Agreement or the Ancillary Agreements, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any party hereto, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, Liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or its or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each party hereto hereby waives and releases all such claims, Liabilities and causes of action against any such Persons.

Section 9.05.    Additional Indemnification Provisions.
(a)    With respect to each indemnification obligation contained in this ARTICLE IX (i) all Losses shall be net of any third-party insurance proceeds that have been recovered or are recoverable by the Indemnified Party in connection with the facts giving rise to the right of indemnification, (ii) Seller shall have no liability to indemnify any Buyer Indemnified Party with respect to any Losses caused by or resulting from any action (A) that Seller is required, permitted or requested to take pursuant to this Agreement (including with the consent of Buyer) or (B) that Seller, having sought Buyer’s consent pursuant to this Agreement, did not take as a result of Buyer having withheld or delayed the requested consent and (iii) each such obligation shall be calculated on an After-Tax Basis.
(b)    If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this ARTICLE IX, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.
(c)    Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this ARTICLE IX, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.
Section 9.06.    Mitigation. Each of the parties shall, and shall cause its applicable Affiliates and Representatives to, take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
Section 9.07.    Third Party Remedies. If any Buyer Indemnified Party is at any time entitled (whether by reason of a contractual right, a right to take or bring an Action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after Seller has made a payment to an Buyer Indemnified Party hereunder and in respect thereof), Buyer shall (and shall cause its applicable Affiliate to) (i) promptly notify Seller and provide such information as Seller may require relating to such right of recovery and the steps taken or to be taken by Buyer in connection therewith, (ii) if so required by Seller (subject to Buyer being indemnified to its reasonable satisfaction by Seller against all reasonable out-of-pocket costs and expenses incurred by Buyer in respect thereof) and before being entitled to recover any amount from Seller under this Agreement, first take all steps (whether by making a claim against its insurers, commencement of an Action or otherwise) as Seller may reasonably require to pursue such recovery, and (iii) keep Seller fully informed of the progress of any action taken in respect thereof. Thereafter, any claim against Seller shall be limited (in addition to the limitations on the liability of Seller referred to in this Agreement) to the amount by which the Losses suffered by Buyer Indemnified Party exceed the amounts so recovered by Buyer Indemnified Party or any Affiliate of Buyer. If Buyer Indemnified Parties recover any amounts in respect of Losses from any third party at any time after Seller has paid all or a portion of such Losses to Buyer Indemnified Parties pursuant to the provisions of this ARTICLE IX, Buyer shall, or shall cause such Buyer Indemnified Parties to promptly (and in any event within two (2) Business Days of receipt) pay over to Seller the amount so received (to the extent previously paid by Seller).
Section 9.08.    Limitation on Liability. In no event shall any party have any liability to the other (including under this ARTICLE IX) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof); provided, that such limitation with respect to lost profits shall not limit either party’s right to recover contract damages in connection with the other party’s failure to close in violation of this Agreement.
Section 9.09.    Parent Guaranty.
(a)    Parent hereby, subject to the limitations set forth in this Article IX, unconditionally and irrevocably guarantees (the “Parent Guaranty”) by way of an independent obligation to Buyer the due and punctual performance of the obligations of Seller under this Agreement to the extent to be performed from or after the closing of the Rite Aid Acquisition when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (the “Seller Obligations”).
(b)    Notwithstanding anything to the contrary herein, following the Rite Aid Closing Buyer shall, prior to bringing any Action against Parent with respect to the Seller Obligations or otherwise seeking any recourse with respect thereto, use commercially reasonable efforts to seek resolution against Seller with respect to the subject matter giving rise to such Action, and provided that Buyer has made such efforts:
(i)    Parent waives any and all notice of the creation, renewal, extension or accrual of the Seller Obligations, any defenses (other than those that may be available to Seller under this Agreement) and notice of or proof of reliance by Buyer upon this Parent Guaranty or acceptance of this Parent Guaranty. The Seller Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Parent Guaranty. All dealings between Buyer and Seller shall be conclusively presumed to have been had or consummated in reliance upon this Parent Guaranty. Parent agrees that any notice provided under this Agreement (including any demand for payment or notice of default or non-payment) to Seller shall be deemed to constitute notice to Parent for purposes hereof; and
(ii)    this is a guaranty of payment, not merely of collection. If for any reason whatsoever Seller shall fail or be unable to perform or comply with the Seller Obligations, Parent will promptly upon receipt of notice thereof from Buyer forthwith perform the Seller Obligations then obligated.
(c)    Parent represents that: (i) Parent has full right, authority and capacity to join in this Agreement and provide the guaranty as set forth in this Section 9.09; (ii) the execution, delivery and performance by Parent of this Agreement has been duly authorized, and no other action on the part of Parent is required in connection therewith; and (iii) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
Section 9.10.    Fred’s Guaranty.
(a)    Fred’s hereby, subject to the limitations set forth in this Article IX, unconditionally and irrevocably guarantees (the “Fred’s Guaranty”) by way of an independent obligation to Parent the due and punctual performance of the obligations of Buyer under this Agreement to the extent to be performed from or after the date of this Agreement when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (the “Buyer Obligations”).
(b)    Notwithstanding anything to the contrary herein, with respect to Buyer Obligations in respect of Purchased Assets and Assumed Liabilities that have been transferred to Buyer pursuant to this Agreement, Parent shall, prior to bringing any Action against Fred’s with respect to such Buyer Obligations or otherwise seeking any recourse with respect thereto, use commercially reasonable efforts to seek resolution against Buyer with respect to the subject matter giving rise to such Action, and provided that Parent has made such efforts:
(i)    Fred’s waives any and all notice of the creation, renewal, extension or accrual of the Buyer Obligations, any defenses (other than those that may be available to Buyer under this Agreement) and notice of or proof of reliance by Parent upon this Fred’s Guaranty or acceptance of this Fred’s Guaranty. The Buyer Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Fred’s Guaranty. All dealings between Buyer and Parent shall be conclusively presumed to have been had or consummated in reliance upon this Fred’s Guaranty. Fred’s agrees that any notice provided under this Agreement (including any demand for payment or notice of default or non-payment) to Buyer shall be deemed to constitute notice to Fred’s for purposes hereof; and
(ii)    this is a guaranty of payment, not merely of collection. If for any reason whatsoever Buyer shall fail or be unable to perform or comply with the Buyer Obligations, Fred’s will promptly upon receipt of notice thereof from Parent forthwith perform the Buyer Obligations then obligated.
(c)    Fred’s represents that: (i) Fred’s has full right, authority and capacity to join in this Agreement and provide the guaranty as set forth in this Section 9.10; (ii) the execution, delivery and performance by Fred’s of this Agreement has been duly authorized, and no other action on the part of Fred’s is required in connection therewith; and (iii) this Agreement constitutes a valid and binding obligation of Fred’s, enforceable against Fred’s in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.
ARTICLE X
GENERAL PROVISIONS
Section 10.01.    Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is twenty-four (24) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification for breaches of any representations or warranties under Section 9.01 or Section 9.02 thereafter); provided that the representations and warranties made in Section 3.10, Section 3.11, Section 3.14 and Section 5.07 shall survive until the expiration of the statute of limitations applicable to the matters related thereto; provided, further, that the representations and warranties made in Sections 3.01, 3.03, 4.01, 4.02 and 4.04 shall survive in full force and effect until the fifth (5th) anniversary of the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 9.01 or Section 9.02 thereafter); provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.
Section 10.02.    Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.03.    Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):
(i)    if to Seller:
Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA 17011
Attention:     James J. Comitale
Email:         jcomitale@riteaid.com
Facsimile:     (717) 760-7867

with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention:    Chris Abbinante; Scott R. Williams
Email:        cabbinante@sidley.com; swilliams@sidley.com
Facsimile:    (312) 853-7036
and, if prior to Rite Aid Closing:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:     Paul T. Schnell; Marie L. Gibson
Email:         paul.schnell@skadden.com; marie.gibson@skadden.com
Facsimile:     (212) 735-2000
(ii)    if to Parent:
Walgreens Boots Alliance, Inc.
108 Wilmot Road
Deerfield, IL 60015
Attention:    Marco Pagni
Email:     marco.pagni@wba.com
Facsimile:    (847) 315-8570
with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention:    Chris Abbinante; Scott R. Williams
Email:        cabbinante@sidley.com; swilliams@sidley.com
Facsimile:    (312) 853-7036
(iii)    if to Fred’s:
Fred’s, Inc.
4300 New Getwell Road
Memphis, TN 38118
Attention:    General Counsel
with a copy to:
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
First Tennessee Building

165 Madison Avenue
Suite 2000
Memphis, TN 38103
Attention:    Sam Chafetz; Drew Yonchak
Email:     schafetz@bakerdonelson.com; dyonchak@bakerdonelson.com
Facsimile:    (901) 577-0854
(iv)    if to Buyer:
AFAE, LLC
c/o Fred’s, Inc.
4300 New Getwell Road
Memphis, TN 38118
Attention:    General Counsel
with a copy to:
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
First Tennessee Building
165 Madison Avenue
Suite 2000
Memphis, TN 38103
Attention:    Sam Chafetz; Drew Yonchak
Email:     schafetz@bakerdonelson.com; dyonchak@bakerdonelson.com
Facsimile:    (901) 577-0854
Section 10.04.    Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.
Section 10.05.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 10.06.    Entire Agreement. The Transaction Agreements and the Expense Reimbursement Letter, dated as of November 10, 2016, among Parent and Buyer constitute the entire agreement of Parent, Seller and/or their respective Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of Seller and/or its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.
Section 10.07.    Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Parent, Fred’s, Seller and Buyer; provided that (i) Buyer may assign its right to acquire any of the Purchased Assets to any wholly-owned, domestic Subsidiary of Buyer, in its sole discretion (it being acknowledged and agreed that no such assignment shall relieve Buyer of any of its obligations hereunder or materially delay or impede the consummation of the transactions contemplated hereby); and (ii) Buyer may (in connection with any Debt Financing) collaterally assign and transfer to the applicable Lenders, for the benefit of the secured parties under such Debt Financing, this Agreement and any Ancillary Agreement (including all rights, remedies, powers and authority of Buyer under this Agreement and any Ancillary Agreement) and in connection therewith, Parent, Fred’s, Seller and Buyer agree (A) that such Lenders (or any agent therefor) shall have the right to (1) enforce (solely in connection with the enforcement of any remedies of such Lenders in connection with the Debt Financing (an “Enforcement Event”)) any rights of Fred’s or Buyer under this Agreement and any Ancillary Agreement, (2) in connection with any Enforcement Event, compromise or settle any disputed claims as to rights of Fred’s or Buyer under this Agreement and any Ancillary Agreement or (3) in connection with any Enforcement Event, give releases or acquittances of rights of Fred’s or Buyer under this Agreement and any Ancillary Agreement; and (B) to reasonably cooperate with such Lender (or any agent thereof) in connection with the enforcement of any such rights and remedies of the Lenders in connection with any Enforcement Event; provided, that such no such cooperation results in any Liability of Parent, Seller or any of their Affiliates to Buyer, the Lenders or any other Person. Any attempted assignment in violation of this Section 10.07 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.
Section 10.08.    No Third-Party Beneficiaries. Except (a) as provided in ARTICLE IX with respect to Seller Indemnified Parties and Buyer Indemnified Parties and (b) this Section 10.08, the proviso of Section 10.07, the proviso of Section 10.09, Section 10.11, Section 10.16 and Section 10.17 (in each case, with respect to the Lender Related Parties), this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of Seller or the Acquired Stores, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. This Section 10.08, the proviso of Section 10.07, the proviso of Section 10.09, Section 10.11, Section 10.16 and Section 10.17 are each intended to benefit the Lender Related Parties, and each Lender Related Party shall be deemed an intended third-party beneficiary of this Agreement with respect thereto and such provisions shall be enforceable by the Lender Related Parties.
Section 10.09.    Amendment. No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules hereto or thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Party under ARTICLE IX (other than the parties to this Agreement) shall be required in order to amend this Agreement; provided, however, that no provisions of this Agreement to which any Lender Related Party is a third-party beneficiary may be amended in a manner materially adverse to the interests of the Lender Related Parties without the prior written consent of the Lenders.
Section 10.10.    Disclosure Schedules. Any disclosure set forth in the Disclosure Schedules with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections or Schedules of this Agreement solely to the extent that such disclosure is reasonably sufficient on its face so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section or Schedule of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 10.11.    Governing Law; Submission to Jurisdiction. This Agreement and each other Transaction Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the internal Laws (as opposed to the conflicts of law provisions) of the State of Delaware. Each of Seller and Buyer agrees that any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”) shall be resolved only in the Courts of the State of Delaware sitting in the County of New Castle or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts, provided that, any suit, action, litigation, proceeding or claim against any Lender Related Party (whether in law or equity or in contract, tort or otherwise) in connection with any aspect of the Debt Financing will be governed, including as to validity, interpretation, and effect, by the laws of the State of New York and shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts, in each case located in New York County, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute. In that context, and without limiting the generality of the foregoing, each of Parent, Seller and Buyer by this Agreement irrevocably and unconditionally:
(a)    submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of Delaware sitting in the County of New Castle, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such federal court;
(b)    consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.03; and
(d)    agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.
Notwithstanding the foregoing, any suit, action, litigation, proceeding or claim against any Lender Related Party (whether in law or equity or in contract, tort or otherwise) will be governed, including as to validity, interpretation, and effect, by the laws of the State of New York and shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts, in each case located in New York County, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute.
Section 10.12.    Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller and its Affiliates with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Purchased Assets.
Section 10.13.    Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law. Therefore, the obligations of

Seller under this Agreement, including Seller’s obligation to sell the Purchased Assets to Buyer, and the obligations of Buyer under this Agreement, including Buyer’s obligation to purchase and acquire the Purchased Assets from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
Section 10.14.    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (i) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and (iv) to a Person means such Person and its predecessors and successors and permitted assigns. The Schedules, Annexes and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. All payments to be made hereunder are to be made by wire transfer of immediately available funds to an account specified in writing by the party to be paid.
Section 10.15.    Counterparts. Each of the Transaction Agreements may be executed in counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 10.16.    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO ANY DEBT

FINANCING). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
Section 10.17.    Non-Recourse. Except as set forth in Section 9.09, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any Liabilities of Seller under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Parent or its Affiliates shall have any liability for any Liabilities of Parent under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Buyer or its Affiliates shall have any liability for any Liabilities of Buyer under this Agreement or the Ancillary Agreements of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Notwithstanding any provision of this Agreement, each of Seller and Parent agrees on its behalf and on behalf of its past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys and representatives (collectively, the “Seller Parties”) that none of the Lender Related Parties shall have any liability or obligation to Seller Parties relating to this Agreement, any Ancillary Agreement or any of the transactions contemplated herein or therein (including the Debt Financing), whether at law, in equity in contract, in tort or otherwise and in no event will the Seller Parties seek or obtain any damages of any kind against any Lender Related Parties (including consequential, special, indirect or punitive damages or damages of a tortious nature), in each case, relating to or arising out of this Agreement, any Ancillary Agreement, the Debt Financing, or the transactions contemplated hereby or thereby or the failure of the transactions contemplated hereby or thereby to be consummated.
Section 10.18.    Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

RITE AID CORPORATION

By:	/s/ James J. Comitale
Name: James J. Comitale
Title: Senior Vice President, General Counsel & Secretary
WALGREENS BOOTS ALLIANCE, INC. (solely for purposes of Section 2.06, Section 2.09 through Section 2.12, Section 5.03 through Section 5.06, Section 5.08, Section 5.11 through Section 5.19, Section 9.09, Article VIII and Article X)

By:	/s/ Mark Vainisi
Name: Mark Vainisi
Title: Senior Vice President, WBA Mergers & Acquisitions

[Signature Page to Asset Purchase Agreement]

AFAE, LLC
By: Fred’s, Inc., its sole member

By:	/s/ Michael K. Bloom
Name: Michael K. Bloom
Title: President and Chief Executive Officer

FRED’S, INC. (solely for purposes of Section 4.07, Section 5.05, Section 5.12, Section 9.10 and Article X)

By:	/s/ Michael K. Bloom
Name: Michael K. Bloom
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A
DEFINITIONS
“Acquired Leases” shall have the meaning set forth in Section 3.12(b).
“Acquired Stores” means the stores located at the Leased Real Property and Owned Real Property.
“Action” means any claim, action, suit, arbitration, inquiry, proceeding, audit, hearing, litigation (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.
“Additional Inventory Audit” shall have the meaning set forth in Section 2.10(a)(ii).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined taking into account all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the indemnified party as a result of the event giving rise to such Losses (the “Indemnified Event”) and all increases therein realized by the indemnified party as a result of receipt of such indemnification payment. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the indemnifying and indemnified party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding.
“Aggregate Inventory Amount” means the sum of the Inventory Amount as determined with respect to the Acquired Stores to be transferred at the Closing plus the Inventory Amount as determined with respect to the Acquired Stores to be transferred at each Subsequent Closing.
“Agreement” means this Asset Purchase Agreement dated as of December 19, 2016 between Seller and Buyer, including the Disclosure Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 10.09.
“Allocation Schedule” shall have the meaning set forth in Section 2.07(b).
“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement and the Transition Services Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.03.
“Attributable Withdrawal Liability” shall have the meaning set forth in Section 6.01(j)(iv).
“Base Purchase Price” shall have the meaning set forth in Section 2.07(a).
“Benefits Arrangements” shall have the meaning set forth in Section 2.02(f).
“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 5.08(b).
“Book to Physical Adjustment Ratio” means the Inventory Amount with respect to the Sampled Locations with respect to the Closing or the applicable Subsequent Closing, divided by the aggregate Reported Inventory Value with respect to such Sampled Locations.
“Bring-Down Exception” shall have the meaning set forth in Section 2.08(b)(i).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Employee” means any employee of Seller or its Subsidiaries who: (a) provides services exclusively related to the Acquired Stores or the Distribution Center, including those employed at a regional or district office of Seller or its Subsidiaries, (b) is a retail operations or pharmacy field district leader or a field district support team member, serving in a function related to asset protection, human resources or administration in one or more districts, with respect to whom Acquired Stores comprise 35% or more of the total stores assigned to such leader or team member, (c) is a retail operations or pharmacy field regional leader or a field regional support member, serving in a function related to asset protection, human resources or administration in one or more regions, with respect to whom Acquired Stores comprise 50% or more of the total stores assigned to such leader or team member, (d) is a floater pharmacist across one or more districts, with respect to whom Acquired Stores comprise 50% of more of the total stores assigned to such floater pharmacist or (e) is identified by Seller with respect to an open position as described in Section 6.01(b) and listed in Section 6.01(b) of the Disclosure Schedules. For the avoidance of doubt, any employees of Seller or its Affiliates that serve in a function related to information technology, compliance or merchandising shall not be Business Employees.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer 401(k) Plan” shall have the meaning set forth in Section 6.01(i).
“Buyer FSA” shall have the meaning set forth in Section 6.01(g).
“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.01(a).

“Buyer Obligations” shall have the meaning set forth in Section 9.10(a).
“Buyer Plan” shall have the meaning set forth in Section 6.01(e).
“Buyer’s Actuary” shall have the meaning set forth in Section 6.01(j)(iv).
“CBA” means any collective bargaining agreement, side agreement or letter, memorandum of understanding, or other binding commitment with any labor or trade union, works council, or other labor organization representing Business Employees.
“CBSA” shall have the meaning set forth in Section 5.16.
“Closing” shall have the meaning set forth in Section 2.06(a).
“Closing Date” shall have the meaning set forth in Section 2.06(a).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Expenses” means any expenses, costs or fees incurred by Seller in connection with the transactions contemplated by this Agreement, including (a) any amount owed to legal counsel, accountants, brokers, financial advisors and any other agents, advisors, consultants and experts employed or engaged by Seller, (b) broker fees, if any, and (c) change in control payments, bonus payments, retention bonuses or similar payment made or required to be made to any current or former stockholder, officer, director or employee of Seller (either because of the transactions contemplated by this Agreement alone or in connection with any other event).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.04.
“Contracts” means all written contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, that are related exclusively to the Acquired Stores and to which Seller is a party or by which it is bound, other than (i) all contracts, agreements or other arrangements or instruments of any kind relating to Tax, (ii) Benefits Arrangements, (iii) Insurance Arrangements, (iv) Intellectual Property, or (v) contracts, agreements or other arrangements or instruments that are Excluded Assets.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.
“Controlling Party” shall have the meaning set forth in Section 9.03(b).
“Copyrights” means United States and non-U.S. copyrights in works of authorship of any type, including mask works, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith, whether registered or unregistered.
“Debt Commitment Letters” shall have the meaning set forth in Section 4.07(a).
“Debt Financing” shall have the meaning set forth in Section 4.07(a).
“Deductible Amount” shall have the meaning set forth in Section 9.01(b).
“Definitive Debt Financing Agreements” shall have the meaning set forth in Section 5.12(c).
“Developed Testing Procedures” shall have the meaning set forth in Section 5.19.
“Disclosure Schedules” means the disclosure schedules dated as of the date hereof delivered by Seller to Buyer and which forms a part of this Agreement.
“Dispute” shall have the meaning set forth in Section 10.11.
“Distribution Center” shall mean Seller’s Distribution Center located in Woodland, California.
“Distribution Center Closing” shall have the meaning set forth in Section 2.06(b).
“Distribution Center Closing Date” shall have the meaning set forth in Section 2.06(b).
“Distribution Center Inventory Amount” means (x) the Retail Inventory Value of the Inventory at the Distribution Center to be transferred at the Distribution Center Closing less any Inventory thereat that is damaged, obsolete or unsalable as determined in a manner consistent with Seller’s historical valuation practices multiplied by (y) the acquisition cost per unit, as reflected in the books and records of Parent.
“Duplicate IT System” means a separate logical partition (LPAR) within Seller’s mainframe that stores a duplicate copy of Seller’s prescription dispensing system as of Closing, which is commonly referred to as “NextGen”.
“Employee Census” shall have the meaning set forth in Section 6.01(a).
“Employee Plan” shall have the meaning set forth in Section 3.11(a).
“Employment Start Date” shall have the meaning set forth in Section 6.01(a).
“Enforcement Event” shall have the meaning set forth in Section 10.07.
“Environmental Law” means any Law treaty, judicial decision, judgment, Permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollution, contamination, waste or chemicals, toxic, radioactive, ignitable, corrosive, reactive or the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act”, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., each as amended to date, regulations promulgated thereunder, and analogous and state and local statutes, regulations, rule and ordinances, including, without limitation, product stewardship or extended producer responsibility laws and the California Safe Drinking Water and Toxic Enforcement Act of 1986, also known as Proposition 65.
“Environmental Liability” means any Liability or Loss, including the cost of any Remedial Action, arising in connection with (a) the use, generation, storage, treatment, manufacture, distribution, transportation, processing, handling, disposal or Release of any Hazardous Materials, (b) the violation of or liability under any Environmental Laws or of any authorization of any Governmental Authority relating to any Hazardous Materials or (c) any claim or demand by any third party or Action relating to any Hazardous Materials or Environmental Laws.
“Environmental Permits” means all Permits of any Governmental Authority required pursuant to applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Excluded Assets” shall have the meaning set forth in Section 2.02.
“Excluded Liabilities” shall have the meaning set forth in Section 2.04.
“Extrapolated Inventory Value” means, with respect to the Acquired Stores to be transferred at the Closing or a Subsequent Closing (other than the Sampled Locations), the Reported Inventory Value for such Acquired Stores (other than the Sampled Locations) multiplied by the Book to Physical Adjustment Ratio.
“Fee Letter” has the meaning set forth in Section 4.07(a).
“Financial Statements” shall have the meaning set forth in Section 3.04.
“Fred’s” shall have the meaning set forth in the Preamble.
“Fred’s Guaranty” shall have the meaning set forth in Section 9.10(a).
“FTC” shall have the meaning set forth in Recital A.
“FTC Staff” means the staff of the FTC.

“Government Program” means any state program for medical assistance administered under Title XIX of the Social Security Act, including managed Medicaid programs and programs operated pursuant to a waiver and other healthcare programs administered or funded by a Governmental Authority or contractor thereof.
“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined in, regulated as toxic or as a pollutant, contaminant or waste under, or for which liability, obligations or standards of care are imposed by any Environmental Law.
“Indemnified Party” shall have the meaning set forth in Section 9.03(a).
“Indemnifying Party” shall have the meaning set forth in Section 9.03(a).
“Independent Accounting Firm” means the Memphis, Tennessee office of Ernst & Young LLP.
“Insurance Arrangements” shall have the meaning set forth in Section 2.02(c).
“Intellectual Property” means, collectively, Copyrights, Patents, Trademarks and Technology.
“Inventory” means all inventories owned by Seller, including (a) all pharmaceutical and non-pharmaceutical inventories for resale at the Acquired Stores, (b) all other pharmaceutical and non-pharmaceutical inventories for resale owned by Seller or in transit with respect to the Acquired Stores; (c) all of the raw materials, work-in-process and packaging items and similar items with respect to the Acquired Stores in connection with pharmaceutical and non-pharmaceutical inventories for resale; and (d) all will-call inventory (i.e., pharmaceutical inventory that is filled but not yet physically picked up by the patient as of the time of the Inventory Audit); provided, however, that with respect to the Distribution Center, Inventory shall not include any private-label inventory and shall exclude any inventory removed from the Distribution Center prior to the Distribution Center Closing in accordance with Section 5.01.
“Inventory Amount” means the aggregate amount of Sampled Location Inventory Value for all Sampled Locations to be transferred at the Closing or applicable Subsequent

Closing plus the Extrapolated Inventory Value for all Acquired Stores to be transferred at the Closing or a Subsequent Closing (other than the Sampled Locations).
“Inventory Audit” shall have the meaning set forth in Section 2.10(a)(i).
“Inventory Procedures” shall have the meaning set forth in Section 2.10(a)(i).
“Inventory Service” shall have the meaning set forth in Section 2.10(a)(i).
“Inventory Statement” shall have the meaning set forth in Section 2.10(b).
“IRS” means the Internal Revenue Service.
“Knowledge of Seller” means the actual or constructive knowledge of Darren Karst, James Comitale (with respect to matters of fact only) and Douglas Donley after due inquiry.
“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.
“Leased Real Property” shall have the meaning set forth in Section 3.12(b).
“Lender Related Parties” means the Lenders and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, Affiliates, attorneys-in-fact, representatives, successors or assigns or any former, current or future director, officer employee agent, general or limited partner, manager, management company, member, stockholder, equityholder, Affiliate, attorney-in-fact, representative, successor or assign of any of the foregoing.
“Liabilities” means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description and including all costs and expenses related thereto.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, Lien, claim, lien or charge of any kind.
“Lenders” shall have the meaning set forth in Section 4.07(a).
“Losses” means all losses, damages, costs, expenses, Liabilities of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees); provided, that Losses shall not include (i) punitive, exemplary, incidental, special, treble, consequential or indirect damages or (ii) the loss of anticipated or future business or profits, income or revenue, loss of reputation, opportunity cost damages or diminution in value (and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses).

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Acquired Stores, taken as a whole, but shall not be deemed to include any adverse effect arising out of, resulting from or attributable to: (a) an event or circumstance or series of events or circumstances affecting (i) the United States (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or any other country or jurisdiction in which Seller or its Affiliates operates or (iii) any of the industries generally in which Seller or any customers thereof operates (including demand for, and the availability and pricing of, pharmaceutical drugs) or in which products or services of the Acquired Stores are used or distributed, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, including effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused by (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customer, supplier, and/or vendor relationships, or (C) loss of any personnel, (c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller is required to adopt, or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Buyer’s consent, (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller or its Affiliates, (f) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of assets caused by casualty, (g) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (i) any adverse change or effect that is cured prior to Closing (or each Subsequent Closing, as applicable); provided, however, that if the event or circumstance described in any of the foregoing clauses (a) or (c), individually or in the aggregate, has a disproportionate effect on the Acquired Stores relative to other industry participants, the exception described in any of the foregoing clauses (a) or (c) shall not apply with respect to the portion of such event or circumstance that had such a disproportionate effect on the Acquired Stores.
“Material Permits” shall have the meaning set forth in Section 3.08(a).
“Multiemployer Plan” shall have the meaning set forth in Section 3.11(b).
“New Debt Commitment Letter” shall have the meaning set forth in Section 5.12(e).
“New Fee Letter” shall have the meaning set forth in Section 5.12(e).

“Operational Duplicate IT System Certificate” a certificate from Parent to Buyer certifying that Parent has tested the operational readiness of the Duplicate IT System with respect to the Acquired Stores to be transferred at the Closing or the applicable Subsequent Closing, as the case may be, using the Developed Testing Procedures and the results of such test were that: (i) the configuration of the LPAR and related network infrastructure within Seller’s mainframe was complete, (ii) the prescription dispensing system of Seller as of Closing commonly referred to as the “NextGen” application had been installed on the LPAR, (iii) the migration of the Seller Rx Data with respect to the applicable Acquired Stores was tested and validated as ready for use within the Duplicate IT System, (iv) the security controls and monitoring for Duplicate IT System were validated as effective within customary industry standards and (v) system integration and user acceptance testing were complete, in the case of each of clauses (i) through (v), subject to the exceptions set forth on Schedule B.
“Owned Real Property” shall have the meaning set forth in Section 3.12(a).
“Parent” shall have the meaning set forth in the Preamble.
“Parent Guaranty” shall have the meaning set forth in Section 9.09(a).
“Patents” means United States and non U.S. patents, patent applications and statutory invention registrations, continuation applications of all types, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties and conventions.
“Permits” shall have the meaning set forth in Section 3.08(a).
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter or otherwise be paid without penalty; (b) statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions, rights of recapture and other similar charges or Liens not materially interfering with the ordinary conduct of business at the Acquired Stores; (e) purchase money Liens and Liens securing rental payments under capital lease arrangements of Seller incurred in the ordinary course of business at the Acquired Stores; (f) Liens not created by Seller that affect the underlying fee interest of any Leased Real Property; (g) Liens resulting from any facts or circumstances relating to Buyer or its Affiliates; (h) any set of facts an accurate up-to-date survey would show, provided such facts do not materially interfere with the ordinary conduct of business at the Acquired Stores; (i) in the case of Intellectual Property and Technology, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the date hereof from Seller or any of its Affiliates to third parties; (j)  zoning, building and other generally applicable land use restrictions; and (k) Liens that have been placed by a third party on the fee title of Leased Real

Property over which Seller has easement rights, and subordination or similar agreements relating thereto.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Pharmacy Approvals” means any consents, waivers, permits or other approvals to be obtained from applicable Food and Drug Administration, DEA, Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, durable medical equipment, third party administrator and liquor authorities.
“Privacy and Security Laws” shall have the meaning set forth in Section 3.15.

“Programs” shall have the meaning set forth in Section 3.16(a).

“Proposed Consent Order” means the proposed final judgment relating to the Acquired Stores accepted by the FTC in connection with the Rite Aid Acquisition.

“Prorated Charges” shall have the meaning set forth in Section 2.11(a).
“Purchase Price” shall have the meaning set forth in Section 2.07(a).
“Purchased Assets” shall have the meaning set forth in Section 2.01.
“Purchased Cash” shall have the meaning set forth in Section 2.01(i).
“Release” means (i) any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Material at, in, on, into, or onto the environment; (ii) the abandonment or discard of barrels, containers, tanks, or other receptacles containing or previously containing any Hazardous Material; or (iii) any release, emission, or discharge, as those terms are defined in any applicable Environmental Laws.
“Release Date” shall have the meaning set forth in Section 5.18.
“Remedial Action” means investigation, evaluation, risk assessment, monitoring, response, removal, clean-up, remediation, corrective action or other terms of similar import and any related closure, post-closure, operations and maintenance or engineering control activities.
“Reported Inventory Value” means the value of Seller’s reported gross general ledger balance of inventory with respect to an Acquired Store (calculated in accordance with the Transaction Accounting Principles) less applicable recorded general ledger shrink reserves, in each case as of the date of the applicable Inventory Audit.

“Representative” of a Person means the directors, officers, employees, advisors, agents, attorneys, consultants, accountants, investment bankers or other representatives of such Person.
“Restricted Data” shall have the meaning set forth in Section 5.14(a).
“Restricted Period” shall have the meaning set forth in Section 5.11.

“Retail Inventory Value” shall have the meaning set forth in Section 2.10(a)(ii).

“Retail-to-cost Conversion Ratio” means Seller’s “Retail-to-cost” conversion ratio with respect to an Acquired Store (which represents the ratio of cost to retail selling price of the inventory on-hand within such Acquired Store) as shown in the general ledger of Seller.

“Retained Names and Marks” shall have the meaning set forth in Section 5.06.

“Revolver Loan Debt Commitment Letter” shall have the meaning set forth in Section 4.07(a).
“Rite Aid Acquisition” has the meaning set forth in Recital A.

“Rite Aid Closing” means the closing of the Rite Aid Acquisition.

“Rite Aid Consent Order” means that certain consent order between Seller and the FTC which terminates on November 12, 2030 and requires Seller to (among other things) (i) establish a Comprehensive Information Security Program, (ii) obtain a Biannual Independent Audit of Seller’s Information Security Program and (iii) refrain from any misrepresentations of its information security practices.

“Sampled Location Inventory Value” means, with respect to a Sampled Location, the Retail Inventory Value with respect to such Sampled Location multiplied by the Retail-to-cost Conversion Ratio.
“Sampled Locations” shall have the meaning set forth in Section 2.10(a)(i).
“Seller” shall have the meaning set forth in the Preamble.
“Seller 401(k) Plan” shall have the meaning set forth in Section 6.01(i).
“Seller FSA” shall have the meaning set forth in Section 6.01(g).
“Seller Indemnified Parties” shall have the meaning set forth in Section 9.02(a).
“Seller Obligations” shall have the meaning set forth in Section 9.09(a).
“Seller Parties” shall have the meaning set forth in Section 10.17.

“Seller Rx Data” shall have the meaning set forth in Section 2.01(g).
“Seller’s Actuary” shall have the meaning set forth in Section 6.01(j)(iv).
“Seller’s Allocable Portion” shall have the meaning set forth in Section 5.07(b).
“Software” shall mean computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Subsequent Closing” shall have the meaning set forth in Section 2.06(b).
“Subsequent Closing Conditions” shall have the meaning set forth in Section 2.06(b).
“Subsequent Closing Date” shall have the meaning set forth in Section 2.06(b).
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.
“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other similar taxes, fees, stamp taxes, duties, charges, levies or assessments (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, all of which derive value, monetary or otherwise, from being maintained in confidence.
“Term Loan Debt Commitment Letter” shall have the meaning set forth in Section 4.07(a).

“Third Party Actuary” shall have the meaning set forth in Section 6.01(j)(iv).
“Third Party Claim” shall have the meaning set forth in Section 9.03(a).
“Third Party Rights” shall have the meaning set forth in Section 2.05.
“Trademark Assignment Agreement” shall have the meaning set forth in Section 5.08(d).
“Trademarks” means United States and non-U.S. trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names, slogans, moral rights, designs and other indicia of source or origin and general intangibles of like nature, whether registered or unregistered, including the goodwill of the business symbolized thereby or associated therewith, all common law rights thereto, registrations, pending registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.
“Transaction Accounting Principles” means the principles as set forth on Exhibit B.
“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.
“Transferred Employees” shall have the meaning set forth in Section 6.01(a).
“Transfer Taxes” shall have the meaning set forth in Section 5.07(b).
“Transition Services Agreement” shall have the meaning set forth in Section 5.08(a).
“Transitional Trademark License Agreement” shall have the meaning set forth in Section 5.08(c).
“U.S. GAAP” means the generally accepted accounting principles used in the United States.
“Union Business Employee” means any Business Employee whose employment is subject to a CBA.
“WARN Act” shall have the meaning set forth in Section 6.01(h).
“Withdrawal Liability Allocation Report” shall have the meaning set forth in Section 6.01(j)(iv).